Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

MORNINGSTAR, INC.

AND

ROGER G. IBBOTSON, JODY L. SINDELAR,
THE TIMOTHY IBBOTSON-SINDELAR SPRAY TRUST AND
THE TYLER IBBOTSON-SINDELAR SPRAY TRUST

DATED AS OF DECEMBER 9, 2005

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF SHARES

	(a)	Acquisition
	(b)	Aggregate Purchase Price
	(c)	Payment of the Aggregate Purchase Price	2
	(d)	Closing	3
	(e)	Procedures for Final Determination of Closing Net Working Capital and Aggregate Purchase Price	3
	(f)	Stock Option Cancellation Payments	5
	(g)	Deliveries at Closing	6
	(h)	Transaction Bonus	6

2.	REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION		6

	(a)	Sellers’ Representations and Warranties	6
	(b)	Purchaser’s Representations and Warranties	7

3.	REPRESENTATIONS AND WARRANTIES CONCERNING COMPANY, IAA AND IAJ		8

	(a)	Organization, Qualification and Corporate Power	8
	(b)	Capitalization	9
	(c)	Noncontravention	9
	(d)	IAJ	9
	(e)	IAA	10
	(f)	Title to Tangible Assets	10
	(g)	Brokers’ Fees	10
	(h)	Financial Statements	10
	(i)	Events Subsequent to Most Recent Fiscal Year End	11
	(j)	Undisclosed Liabilities	12
	(k)	Legal Compliance	12
	(l)	Tax Matters	12
	(m)	Real Property	15
	(n)	Intellectual Property	16
	(o)	Tangible Assets	18
	(p)	Contracts	18
	(q)	Notes and Accounts Receivable	19
	(r)	Powers of Attorney	19
	(s)	Insurance	19
	(t)	Litigation	20
	(u)	Employees	20
	(v)	Employee Benefits	20
	(w)	Environmental Laws	22
	(x)	Certain Business Relationships With Sellers	22
	(y)	Customers	23

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4.	PRE-CLOSING COVENANTS		23

	(a)	General	23
	(b)	Notices and Consents	23
	(c)	Operation and Preservation of Business	24
	(d)	Access	26
	(e)	Notice of Developments	26
	(f)	Exclusivity	26
	(g)	Monthly Financial Statements	26

5.	POST-CLOSING COVENANTS		27

	(a)	General	27
	(b)	Litigation Support	27
	(c)	Covenant Not to Compete	27
	(d)	Non-Solicitation; Use of Name	28
	(e)	Severance Pay Policy	28
	(f)	Insurance Tail Policies	28

6.	CONDITIONS TO OBLIGATION TO CLOSE		28

	(a)	Conditions to Purchaser’s Obligation	28
	(b)	Conditions to Sellers’ Obligation	30

7.	REMEDIES FOR BREACHES OF THIS AGREEMENT		31

	(a)	Survival of Representations and Warranties	31
	(b)	Indemnification Provisions for Purchaser’s Benefit	31
	(c)	Indemnification Provisions for Sellers’ Benefit	32
	(d)	Matters Involving Third Parties	32
	(e)	Determination of Damages	33
	(f)	Exclusive Remedy	34
	(g)	Purchase Price Adjustment	34
	(h)	Indemnity Escrow Agreement	34

8.	TAX BENEFIT PAYMENT		34

	(a)	Estimated Tax Benefit Payment	34
	(b)	Tax Benefit Payment	34
	(c)	Procedures for Final Determination of Tax Benefit Amount	35

9.	TAX MATTERS		35

	(a)	Responsibility for Taxes	36
	(b)	Allocation of Items	36
	(c)	Responsibility for Filing Tax Returns	36
	(d)	Amendments and Elections	37
	(e)	Refunds and Tax Benefits	37
	(f)	Cooperation on Tax Matters	37

ii

	(g)	Tax Sharing Agreements	38
	(h)	Certain Taxes and Fees	38
	(i)	Tax Contests	38
	(j)	Adjustments	40
	(k)	Not Governed by Limitations; Inconsistency	40

10.	TERMINATION		40

	(a)	Termination of Agreement	40
	(b)	Effect of Termination	41

11.	DEFINITIONS		41

12.	MISCELLANEOUS		50

	(a)	Nature of Certain Obligations	50
	(b)	Press Releases and Public Announcements	50
	(c)	No Third-Party Beneficiaries	50
	(d)	Entire Agreement	51
	(e)	Succession and Assignment	51
	(f)	Counterparts	51
	(g)	Headings	51
	(h)	Notices	51
	(i)	Governing Law; Venue	52
	(j)	Amendments and Waivers	52
	(k)	Severability	53
	(l)	Expenses	53
	(m)	Construction	53
	(n)	Incorporation of Exhibits, Annexes and Schedules	53
	(o)	Sellers’ Representative	53

Exhibit A	—	Agreed Upon Accounting Principles
Exhibit B	—	Sellers’ Closing Certificate
Exhibit C	—	Purchaser’s Closing Certificate
Exhibit D	—	Holdback Escrow Agreement
Exhibit E	—	Indemnity Escrow Agreement
Exhibit F	—	Stock Option Cancellation Agreement
Exhibit G	—	Seller Release
Disclosure Schedule	—	Exceptions to Representations and Warranties Concerning Sellers, Purchaser, Company, IAA, and IAJ

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) entered into as of December 9, 2005, by and among Morningstar, Inc., an Illinois corporation (“Purchaser”), and Roger G. Ibbotson (“Ibbotson”), Jody L. Sindelar (“Sindelar”), The Timothy Ibbotson-Sindelar Spray Trust (“Timothy Trust”) and The Tyler Ibbotson-Sindelar Spray Trust (“Tyler Trust”) (each of Ibbotson, Sindelar, Timothy Trust and Tyler Trust a “Seller” and collectively, “Sellers”).  Purchaser and Sellers are individually each a “Party” and are referred to collectively herein as the “Parties.”

WHEREAS, Sellers in the aggregate own all of the issued and outstanding capital stock of Ibbotson Associates, Inc., an Illinois corporation (“Company”);

WHEREAS, Purchaser wishes to buy from Sellers and Sellers wish to sell to Purchaser, all of the issued and outstanding capital stock of the Company (the “Acquisition”) upon the terms and conditions hereinafter set forth;

WHEREAS, Sellers and Purchaser desire to make certain representations, warranties and agreements in connection with the acquisition contemplated herein and also wish to set forth various conditions precedent to the consummation of the Acquisition;

WHEREAS, at the Closing, all then outstanding Options shall be cancelled and the Company Optionees will be paid an amount in consideration for such cancellation; and

WHEREAS, Section 11 hereof sets forth a list of defined terms used herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1.             Purchase and Sale of Shares.

(a)           Acquisition.  On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from each Seller and each Seller agrees to sell to Purchaser, all of his, her or its Shares for the consideration specified below in this Section 1.

(b)           Aggregate Purchase Price.  Purchaser agrees to pay Sellers, as consideration for the Shares, and to cause to be paid to the Company Optionees as consideration for canceling all of the Options (as specified in Section 1(f) below), an aggregate amount of Eighty-Three Million Dollars ($83,000,000) (the “Preliminary Aggregate Purchase Price”) plus (i) the amount, if any, by which the Closing Net Working Capital is greater than the Target Closing Net Working Capital, or minus (ii) the amount, if any, by which the Target Closing Net Working Capital is greater than the Closing Net Working Capital (as adjusted, the “Aggregate Purchase Price”).  The Aggregate Purchase Price will be allocated between the Sellers and the Company Optionees so that the Sellers shall receive the Aggregate Sellers’ Payment (subject to release of the Indemnity Escrow Amount from the Indemnity Escrow Account to the Sellers and the release of the Net Working Capital Adjustment Holdback from the Holdback Escrow

Account to the Sellers) and the Company Optionees shall receive the Aggregate Stock Option Cancellation Payment.

(c)           Payment of the Aggregate Purchase Price.

(i)            Five (5) Business Days prior to the Closing, the Sellers’ Representative shall notify Purchaser in writing of his good faith estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and shall provide Purchaser with reasonable access to the appropriate Company personnel and all supporting financial statements, work sheets and other documentation reasonably requested by Purchaser and reasonably necessary for Purchaser to determine the Estimated Closing Net Working Capital.  The term “Estimated Aggregate Purchase Price” shall mean and be an amount equal to the Preliminary Aggregate Purchase Price plus (A) the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Closing Net Working Capital, or minus (B) the amount, if any, by which the Target Closing Net Working Capital is greater than the Estimated Closing Net Working Capital.

(ii)           At Closing, Purchaser shall pay or cause to be paid the Estimated Aggregate Purchase Price as follows:

(A)          The Net Working Capital Adjustment Holdback shall be paid into the Holdback Escrow Account by wire transfer of immediately available funds;

(B)           The Indemnity Escrow Amount shall be paid into the Indemnity Escrow Account by wire transfer of immediately available funds;

(C)           The Sellers’ Closing Payment shall be paid by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative for disbursement to the Sellers; and

(D)          The Aggregate Stock Option Cancellation Payment (less any required tax withholding) shall be paid by wire transfer of immediately available funds to the Company Optionees in accordance with Section 1(f) below;

(iii)          Upon the final determination of the actual Closing Net Working Capital pursuant to Section 1(e) below, Purchaser and the Sellers’ Representative shall compute the Aggregate Purchase Price based upon the actual Closing Net Working Capital as finally determined.  Within three (3) Business Days following the final determination of the Aggregate Purchase Price, the parties shall take the applicable action as follows:

(A)          If the Aggregate Purchase Price as so determined is greater than the Estimated Aggregate Purchase Price (such amount, the “Additional Amount”), Purchaser shall pay the Additional Amount, together with interest on the Additional Amount from the Closing Date to the date of payment at the Applicable Rate, by wire transfer of immediately available funds to the account or accounts so specified by the Sellers’ Representative for the benefit of the Sellers, and the Purchaser and the Sellers’ Representative shall jointly instruct the Holdback Escrow Agent to pay all amounts in the Holdback Escrow Account to the Sellers’ Representative for the benefit of Sellers.

(B)           If the Estimated Aggregate Purchase Price is greater than the Aggregate Purchase Price as so determined (such amount, the “Deficit Amount”) and the Deficit Amount plus interest on the Deficit Amount from the Closing Date to the date of payment at the Applicable Rate is less than the Net Working Capital Adjustment Holdback, then the Purchaser and Sellers’ Representative shall jointly instruct the Holdback Escrow Agent to pay (I) to the Purchaser from the Holdback Escrow Account the Deficit Amount , together with interest on such amount from the Closing Date to the date of payment at the Applicable Rate, and (II) the remainder of the amount in the Holdback Escrow Account to the Sellers’ Representative for the benefit of the Sellers.

(C)           In the event the Deficit Amount plus interest on the Deficit Amount from the Closing Date to the date of payment at the Applicable Rate is greater than the Net Working Capital Adjustment Holdback (such amount by which the Deficit Amount plus the interest due on the Deficit Amount exceeds the Net Working Capital Adjustment Holdback, the “Excess Deficit Amount”), Purchaser and Sellers’ Representative shall jointly instruct the Holdback Escrow Agent to pay all amounts in the Holdback Escrow Account to the Purchaser and the Sellers, jointly and severally, shall pay to the Purchaser the Excess Deficit Amount, in cash in immediately available funds.

Final determination and payment of the Aggregate Purchase Price shall be made without regard to any claims or offsets that any Party may have asserted against the other Parties.

(d)           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vedder, Price, Kaufman & Kammholz, P.C. in Chicago, IL, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Purchaser and Sellers’ Representative may mutually determine (the “Closing Date”).  The Closing shall be deemed to have occurred at the opening of business on the Closing Date.

(e)           Procedures for Final Determination of Closing Net Working Capital and Aggregate Purchase Price.

(i)            Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Sellers’ Representative at Purchaser’s expense a detailed unaudited consolidated balance sheet for the Company, IAA and IAJ as of the opening of business on the Closing Date (the “Closing Balance Sheet”), together with a detailed statement setting forth Purchaser’s determination of the Closing Net Working Capital.  The Closing

Balance Sheet and the statement setting forth Purchaser’s calculations of the Closing Net Working Capital shall be prepared in accordance with GAAP and on a basis consistent with the accounting principles and procedures applied in the preparation of the Most Recent Audited Financial Statements and taking into account the accounting principles, procedures and exceptions to GAAP as set forth on Exhibit A hereto (collectively, the “Agreed Upon Accounting Principles”).  Sellers’ Representative and its agents and representatives shall have 30 days to review Purchaser’s determination of the Closing Balance Sheet and Purchaser’s statement of Closing Net Working Capital.  Within 30 days after receipt of such documents, Sellers’ Representative on behalf of the Sellers shall deliver to Purchaser a detailed written statement describing his objections, if any, to such Closing Balance Sheet and Purchaser’s determination of the Closing Net Working Capital (a “Dispute Notice”).  If Sellers’ Representative does not deliver a Dispute Notice within the 30-day period, the Closing Balance Sheet and Purchaser’s determination of the Closing Net Working Capital shall become final and binding upon all parties.  Upon request by Sellers’ Representative at any time after receipt of the aforementioned balance sheet and statement, Purchaser shall promptly make available to Sellers’ Representative and his accountants and other representatives the work papers used in preparing the Closing Balance Sheet and in determining Purchaser’s calculation of the Closing Net Working Capital and such other documents as Sellers’ Representative may reasonably request in connection with the Sellers’ Representative’s review of the Closing Balance Sheet and Closing Net Working Capital.  If Sellers’ Representative delivers a Dispute Notice in accordance with this Section 1(e)(i), Purchaser and Sellers’ Representative shall use reasonable efforts to resolve any such disputes.  If a final resolution is not obtained within 21 days after Purchaser’s receipt of a Dispute Notice, any remaining disputes shall be resolved by an accounting firm or other nationally recognized financial services firm mutually agreeable to Purchaser and Sellers’ Representative.  If Purchaser and Sellers’ Representative are unable to mutually agree on such an accounting firm or other nationally recognized financial services firm within 5 days after the expiration of said 21-day period, a “big-four” accounting firm or nationally recognized financial services firm, which has not within the last year performed services for either Purchaser or Sellers, or any of their respective Affiliates, shall be selected by lot.  The determination of the firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties and the fees and expenses of such firm shall be paid one-half by Purchaser and one-half by Sellers.  The final balance sheet prepared in accordance with this Section 1(e) and the related statement setting forth the final determination of the Closing Net Working Capital shall be used to calculate the Aggregate Purchase Price.

(ii)           “Closing Net Working Capital” shall be determined as of the opening of business on the Closing Date and shall be an amount equal to the consolidated current assets of Company, IAA, and IAJ less the consolidated current liabilities of Company, IAA and IAJ at such time calculated in accordance with the Agreed Upon Accounting Principles, however, subject to the following adjustments:

(A)          Sellers’ and the Company’s costs and expenses in connection with the Acquisition which have been incurred and which are to be paid by the Company pursuant to Section 12(l) below, shall be recorded as a current liability on the Closing Balance Sheet to the extent that such costs and expenses have not been either accrued as a current liability as of the opening of business on the Closing Date or paid;

(B)           Both (i) Excluded Unearned Revenue (as defined below) and (ii) unearned revenue balances associated with Uninvoiced Accounts Receivable shall not be considered a liability of Company, IAA or IAJ for purposes of calculating Closing Net Working Capital;

(C)           Amounts included in the Accounts Receivable of the Company, IAA and IAJ representing amounts due from customers for which receivables are booked before the Company invoices such customers will not be included in current assets for purposes of calculating Closing Net Working Capital (collectively, “Uninvoiced Accounts Receivable”);

(D)          Any accrued liability for the Aggregate Stock Option Cancellation Payment and any Taxes related thereto shall not be considered a liability of Company, IAA, or IAJ for purposes of calculating Closing Net Working Capital;

(E)           An amount equal to the Specified Henkel Options Cancellation Amount and any Taxes related thereto will be added to current assets for purposes of calculating Closing Net Working Capital (provided that the Company has paid or accrued as a current liability such amounts prior to the Closing);

(F)           To the extent the Company has accrued or paid any portion of the Purchaser Consent Costs, such amounts will be added to current assets for purposes of calculating Closing Net Working Capital; and

(G)           Any transaction bonus payable to Michael C. Henkel in connection with the Acquisition shall be recorded as a current liability on the Closing Balance Sheet to the extent that such bonus has not been accrued as a current liability as of the opening of business on the Closing Date.

For purposes hereof, “Excluded Unearned Revenue” means 85% of the result of (i) unearned revenues of the Company, IAA and IAJ minus (ii) any unearned revenues associated with Uninvoiced Accounts Receivable of the Company, IAA and IAJ.

(f)            Stock Option Cancellation Payments.  All Options which are outstanding are set forth on Section 3(b) of the Disclosure Schedule and are held by the Persons listed thereon (each such Person a “Company Optionee” and, collectively, the “Company Optionees”) and all such Options (whether or not then exercisable) shall be canceled on the Closing Date; provided, however, that the Specified Henkel Options shall be canceled on or before December 31, 2005 by payment by the Company of the Specified Henkel Options Cancellation Amount (less any required tax withholding).  All of the Company Optionees’ rights with respect to such Options (including but not limited to all rights under any agreement or option plan relating thereto) shall terminate in full and, in consideration for such cancellation and termination, Purchaser, on behalf of Company, shall pay or cause to be paid to each Company Optionee a

Stock Option Cancellation Payment; provided, however, that in the case of the Specified Henkel Options, the Company shall pay the Specified Henkel Options Cancellation Amount (less any required tax withholding) at the time the Specified Henkel Options are cancelled as set forth in this Section 1(f).  As a condition precedent to any Company Optionee receiving his or her Stock Option Cancellation Payment, such Company Optionee shall execute and deliver to Company, on or prior to the Closing Date, a Stock Option Cancellation Agreement.  The Stock Option Cancellation Payment shall be made at the time and in the manner indicated in the Company Optionee’s Stock Option Cancellation Agreement.

(g)           Deliveries at Closing.  At the Closing, (i) Sellers will deliver to Purchaser the various certificates, instruments and documents referred to in Section 6(a) below, (ii) Purchaser will deliver to Sellers the various certificates, instruments and documents referred to in Section 6(b) below, (iii) each Seller will deliver to Purchaser stock certificates representing all of his, her or its Shares, endorsed in blank or accompanied by duly executed assignment documents and (iv) Purchaser will deliver to the Sellers, the Indemnity Escrow Agent and the Holdback Escrow Agent the consideration specified in Section 1(c) above and shall pay, on behalf of Company, the Aggregate Stock Option Cancellation Payment to the Company Optionees.

(h)           Transaction Bonus.  Any transaction bonus payable to Michael C. Henkel in connection with the Acquisition shall be paid on the Closing Date.

2.             Representations and Warranties Concerning Transaction.

(a)           Sellers’ Representations and Warranties.  Each Seller, for himself, herself or itself and not jointly and severally, represents and warrants to Purchaser that the statements contained in this Section 2(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2(a)) with respect to himself, herself or itself, except as set forth in Section 2(a) of the Disclosure Schedule.

(i)            Authorization of Transaction.  Such Seller has full power and authority and legal capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder.  Such Seller has duly executed and delivered this Agreement.  This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).  Such Seller is not required by Law, contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order to consummate the transactions contemplated by this Agreement, other than the required notification pursuant to the Hart-Scott-Rodino Act.

(ii)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

(A) violate any Law or Order to which such Seller is subject or, if such Seller is an entity, any provision of its governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which he, she or it is bound or to which any of his, her or its assets is subject.

(iii)          Brokers’ Fees.  Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser, Company, IAA or IAJ could become liable or obligated.

(iv)          Shares.  Such Seller holds of record and owns beneficially the number of Shares set forth next to his, her or its name in Section 3(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  Except as set forth on Section 3(b) of the Disclosure Schedule, such Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of any capital stock or membership interests, as the case may be, of Company, IAA, or IAJ (other than this Agreement).  Except as set forth on Section 3(b) of the Disclosure Schedule, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

(b)           Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Sellers that the statements contained in this Section 2(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2(b)).

(i)            Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(ii)           Authorization of Transaction.  Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Purchaser has duly executed and delivered this Agreement.  This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).  Purchaser is not required by Law, contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order to consummate the transactions contemplated by this Agreement, other than the required notification pursuant to the Hart-Scott-Rodino Act.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Purchaser.

(iii)          Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or Order to which Purchaser is subject or any provision of its charter, bylaws or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject.

(iv)          Brokers’ Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(v)           Investment.  Purchaser is not acquiring Shares with a view to or for sale in connection with any distribution thereof within the meaning of Section 2(11) of the Securities Act.  Purchaser is an Accredited Investor.

(vi)          Financial Resources.  Purchaser has the financial resources to consummate the transactions contemplated by this Agreement, including the timely payment of the Estimated Aggregate Purchase Price and the Aggregate Purchase Price.

3.             Representations and Warranties Concerning Company, IAA and IAJ.  Sellers, jointly and severally, represent and warrant to Purchaser that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

(a)           Organization, Qualification and Corporate Power.  Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois.  Ibbotson Associates Advisors, LLC (“IAA”) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Ibbotson Associates Japan Kabushiki Kaisha (“IAJ”) is a Kabushiki Kaisha duly organized, validly existing and in good standing under the laws of Japan.  IAJ and IAA are the Company’s only Subsidiaries.  None of Company, IAA, or IAJ controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association (other than Company’s ownership of IAA and IAJ).  Except as set forth in Section 3(d) of the Disclosure Schedule, none of Company, IAA, or IAJ owns or has any right to acquire, directly or indirectly, any outstanding capital stock of or other equity interests in any Person.  Except as set forth in Section 3(a) of the Disclosure Schedule, each of Company, IAA, and IAJ is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  Each of Company, IAA, and IAJ has full corporate or limited liability company, as the case may be, power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Section 3(a) of the Disclosure Schedule lists the directors and officers of each of Company, IAA, and IAJ.

(b)           Capitalization.  The entire authorized capital stock of Company consists of 199,000 shares of common stock, no par value per share, of which 100,000 Shares are issued and outstanding.  All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid and nonassessable and are held of record by the respective Sellers as set forth in Section 3(b) of the Disclosure Schedule.  Except as set forth in Section 3(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Company to issue, sell or otherwise cause to become outstanding any of its capital stock.  Section 3(b) of the Disclosure Schedule sets forth a complete and accurate list of each Company Optionee, the number of Options held by each Company Optionee and the exercise price for each such Option.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Company.  Except as set forth in Section 3(b) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Company.  As of the Closing, none of the Company, IAA or IAJ will have any Indebtedness.

(c)           Noncontravention.  Except as set forth in Section 3(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law or Order to which any of Company, IAA, and IAJ is subject or any provision of the charter, bylaws or other formation or governing documents of any of Company, IAA, and IAJ or (ii) require a consent under, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement or contract set forth on Section 3(p) of the Disclosure Schedule (or result in the imposition of any Lien upon any of its assets).  Except as set forth in Section 3(c) of the Disclosure Schedule, none of Company, IAA, or IAJ is required by Law, contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority (other than under the Hart-Scott-Rodino Act) in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)           IAJ.  Section 3(d) of the Disclosure Schedule sets forth for IAJ (i) the number of shares of authorized capital stock of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder and (iii) the number of shares of its capital stock held in treasury.  All of the issued and outstanding shares of capital stock of IAJ have been duly authorized and are validly issued, fully paid and nonassessable.  Except as set forth on Section 3(d) of the Disclosure Schedule, Company holds of record and owns beneficially all of the outstanding shares of IAJ, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of Company, IAA, and IAJ to sell, transfer or otherwise dispose of any capital stock of IAJ or that could require IAJ to issue, sell or otherwise cause to become outstanding any of its own capital stock.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to IAJ.  Except as set forth in Section 3(d) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of IAJ.

(e)           IAA.  Except as set forth in Section 3(e) of the Disclosure Schedule, the Company holds of record and owns beneficially 100% of the outstanding units of limited liability company interests of IAA, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of Company, IAA, and IAJ to sell, transfer or otherwise dispose of any limited liability company interests of IAA or that could require IAA to issue, sell or otherwise cause to become outstanding any of its own limited liability company interests.  There are no outstanding unit appreciation, phantom units or similar rights with respect to IAA.  Except as set forth in Section 3(e) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any limited liability company interests of IAA.

(f)            Title to Tangible Assets.  Company, IAA, and IAJ have good and marketable title to or a valid leasehold interest in, the tangible properties and assets used by them in the conduct of their business, free and clear of all Liens, other than Permitted Liens or as disclosed in Section 3(f) of the Disclosure Schedule.

(g)           Brokers’ Fees.  Other than fees payable to Greenhill & Co., LLC, none of Company, IAA, or IAJ has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(h)           Financial Statements.

(i)            Sellers have delivered to Purchaser complete copies of the following financial statements (collectively the “Financial Statements”):  (A) audited consolidated balance sheet, income statement, statement of shareholder’s equity and statement of cash flow as of and for the fiscal years ended June 30, 2005, 2004 and 2003 for Company, IAA, and IAJ; and (B) the Most Recent Balance Sheet and unaudited consolidated income statement, and net revenue reports (the “Most Recent Financial Statements”) as of and for the three months ended September 30, 2005 (the “Most Recent Fiscal Month End”) for Company, IAA, and IAJ.  Except as set forth on Section 3(h) of the Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Company, IAA, and IAJ as of such dates and the results of operations of Company, IAA, and IAJ for such periods; provided, however, that the Most Recent Financial Statements are subject to the normal year-end adjustments described in Section 3(h) of the Disclosure Schedule and lack footnotes and other presentation items.

(ii)           Each of the Company, IAA, and IAJ maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that: (A) its business is operated in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of the financial statements of the Company, IAA, and IAJ in conformity with GAAP rules or any other criteria applicable to such financial statements, and to maintain accountability for items therein; (C) access to properties and assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences.

(i)            Events Subsequent to Most Recent Fiscal Year End.  Since the date of the Most Recent Fiscal Year End, there has not been any Material Adverse Change.  Without limiting the generality of the foregoing, since that date, except as set forth in Section 3(i) of the Disclosure Schedule:

(i)            none of Company, IAA, or IAJ has sold, leased, transferred, or assigned any of its assets, other than inventory or supplies sold or used in the Ordinary Course of Business;

(ii)           none of Company, IAA, or IAJ has delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(iii)          there has been no change made or authorized in the charter or bylaws of either Company or IAJ or the certificate of formation or limited liability company agreement of IAA;

(iv)          none of Company, IAA, or IAJ has issued, sold or otherwise disposed of any of its capital stock or membership interests or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or membership interests, except as set forth in Section 3(b) of the Disclosure Schedule and except for the issuance of common stock in the event an option holder exercises outstanding stock options after the date hereof;

(v)           none of Company, IAA, or IAJ has declared, set aside, or paid any dividend or distribution with respect to its capital stock (other than cash dividends which have been or will be declared and paid prior to the Closing) or redeemed, purchased, or otherwise acquired any of its capital stock or membership interests;

(vi)          none of Company, IAA, or IAJ has made any loan to, or entered into any other transaction with, any of its stockholders, directors, officers, or employees (or any Affiliate of any thereof) (other than employment);

(vii)         none of Company, IAA, or IAJ has made any change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business; and

(viii)        none of Company, IAA, or IAJ has committed to do any of the foregoing.

(j)            Undisclosed Liabilities.  Except as set forth in Section 3(j) of the Disclosure Schedule, none of Company, IAA, or IAJ has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for Taxes), except for (i) liabilities included in the Closing Net Working Capital (or excluded therefrom pursuant to Section 1(e)(ii)), (ii) obligations of Company, IAA, or IAJ to be performed after the Closing under the contracts listed in Section 3(p) of the Disclosure Schedule (or those contracts of Company, IAA, or IAJ not required to be disclosed thereon) (but not obligations that result from, arise out of or are attributable to, any breach of contract, breach of warranty, tort, infringement or violation of law that occurred prior to the Closing); (iii) obligations of Company, IAA, or IAJ to be performed after the Closing under contracts permitted by this Agreement to be entered into prior to the Closing in the Ordinary Course of Business (but not obligations that result from, arise out of or are attributable to, any breach of contract, breach of warranty, tort, infringement or violation of law that occurred prior to the Closing); (iv) liabilities reflected or reserved against in the Financial Statements (including the notes thereto); (v) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business; and (vi) liabilities otherwise disclosed in this Agreement or the Disclosure Schedule.  None of Company, IAA, or IAJ is a guarantor or otherwise liable for any liability or obligation (including Indebtedness) of any other Person.

(k)           Legal Compliance.  Each of Company, IAA, and IAJ has complied in all material respects with all applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.  Section 3(k)(i) of the Disclosure Schedule lists and describes all material qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Governmental Authorities which are used or required in order for Company, IAA, and IAJ to own and operate their business (collectively, “Permits”); and except as disclosed on Section 3(k)(ii) of the Disclosure Schedule, each Permit is in good standing, valid and subsisting, and in full force and effect in accordance with its terms.  Except as disclosed in Section 3(k)(iii) of the Disclosure Schedule, none of Company, IAA, or IAJ has received any written notice, citation, claim, assessment or proposed assessment as to, or alleging, any violation of any federal, state or local occupational safety and health laws by it; nor, to the Knowledge of Sellers, has Company, IAA, or IAJ been subject to any investigation by any federal, state or local occupational safety and health agency within the three (3) years preceding the date hereof and no such violation exists.  None of Company, IAA, or IAJ is a party to any pending dispute with respect to compliance with any federal, state or local occupational safety and health law.

(l)            Tax Matters.  Except as set forth in Section 3(l) of the Disclosure Schedule:

(i)            Each of Company, IAA, and IAJ has duly and timely filed (and prior to the Closing Date will duly and timely file) all Tax Returns that it was required to file.  All such Tax Returns were, or if not yet filed will be, true, correct and complete in all respects.  All Taxes due and payable by Company, IAA, and IAJ in respect of any such Tax Return (whether or not shown as due and payable) or otherwise due and payable have been paid and there is no current liability for any Taxes due and payable.

All Taxes not yet due and payable have been fully accrued on the Most Recent Balance Sheet and adequate reserves have been established therefor.  None of Company, IAA, or IAJ currently is the beneficiary of any extension of time within which to file any Tax Return.  There are no unpaid assessments for additional Taxes for any period and there is no reasonable basis therefor.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company, IAA, or IAJ.  Sellers have provided or made available to Purchaser true, correct and complete copies of all federal, state, and foreign Income Tax Returns filed by Company, IAA, and IAJ for the past five taxable years.

(ii)           There is no dispute or claim concerning any Tax liability of Company, IAA, or IAJ either (A) claimed or raised by any Governmental Authority in writing or (B) as to which any of the Sellers has Knowledge.

(iii)          Section 3(l) of the Disclosure Schedule lists all federal, state, local and foreign Income Tax Returns filed with respect to Company, IAA, and IAJ for taxable periods ended on or after December 31, 2000, lists such Income Tax Returns that have been audited and lists such Income Tax Returns that currently are the subject of audit.  None of Company, IAA, or IAJ has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, reassessment, collection or deficiency and no power of attorney granted by Company, IAA or IAJ with respect to any Taxes is currently in force.

(iv)          None of Company, IAA, or IAJ is or has been a party to or bound by any Tax allocation or sharing agreement.  None of Company, IAA, or IAJ has been a member of an Affiliated Group, consolidated group or unitary group for federal, state, local or foreign Income Tax purposes.  None of Company, IAA or IAJ is liable for Taxes of any other Person as a result of transferee liability, joint and several liability, contractual liability, or otherwise.  None of Company, IAA, or IAJ has been a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal Income Tax purposes.  None of Company, IAA, or IAJ has entered into any closing or other agreement which affects any Taxes of the Company, IAA, or IAJ for any taxable year ending after the Closing Date.

(v)           The unpaid Taxes of Company, IAA, and IAJ (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet and in any notes thereto and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Company, IAA, and IAJ in filing their Tax Returns.

(vi)          Each of Company, IAA, and IAJ has (A) withheld all required Taxes from its employees, agents and contractors and remitted such amounts to the proper Governmental Authority and (B) filed all federal, state, local and foreign Tax Returns with respect to employee Income Tax withholding, and social security and unemployment Taxes in compliance with the withholding tax provisions of the Code, as in effect for the applicable year, and other applicable Laws.

(vii)         None of Company, IAA, or IAJ has agreed to or is required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Tax Closing Date.  Neither the IRS nor any other Governmental Authority has proposed to Company, IAA, or IAJ any such adjustment or change in accounting methods that would affect any taxable year ending after the Tax Closing Date.  None of Company, IAA, or IAJ has an application pending with any taxing Governmental Authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Tax Closing Date.

(viii)        There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of Company, IAA, or IAJ that, individually or collectively, could give rise to the payment by Company, IAA, or IAJ of any amount that would not be deductible for federal Income Tax purposes by reason of Code Section 280G.

(ix)           None of the Sellers is a foreign person or entity within the meaning of Code Section 1445.

(x)            In the past five years, none of Company, IAA, or IAJ has been a party to a transaction that was reported to qualify as a reorganization within the meaning of Code Section 368, distributed a corporation in a transaction that was reported to qualify under Code Section 355, or been distributed in a transaction that was reported to qualify under Code Section 355.

(xi)           No asset of Company, IAA, or IAJ is tax-exempt use property under Code Section 168(h).  No portion of the cost of any asset of Company, IAA or IAJ has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a).  None of the assets of Company, IAA or IAJ is property that the Company is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(xii)          None of Company, IAA or IAJ has or has had a permanent establishment in any foreign country other than, in the case of IAJ, Japan.

(xiii)         None of Company, IAA or IAJ (nor any other Person for which Company, IAA or IAJ could have liability for its Taxes as a successor, as a transferee, joint and severally, contractually, or otherwise) has been a party to a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(xiv)        None of Company, IAA or IAJ is required to include an item of income, or exclude an item of deduction, for any period after the Tax Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of foreign, state, or local law); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for federal income tax purposes (or any similar doctrine for foreign, state or local tax purposes); (iii) prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date, or (v) an agreement entered into with any taxing authority on or prior to the Closing Date.  None of Company, IAA or IAJ has used the cash method of accounting for Income Tax purposes at any time in the last three years.

(xv)         Company has duly elected to be treated as an S corporation pursuant to Code Section 1362(a), effective as of January 1, 2002, and pursuant to the laws of each state in which Company conducts business and in which such election is available, other than with respect to New York State, New York City and New Jersey.  This election is currently effective.  No event has occurred (or fact has existed) that would cause Company not to initially qualify as an S corporation under Code Section 1361(a) or which would terminate Company’s S corporation status (other than the transaction contemplated by this Agreement).  No taxing authority has challenged the effectiveness of this election.  Company has no liability for Taxes under Code Section 1363(d) that are payable after the Tax Closing Date.  The Company has not made an election under Code Section 444.

(m)          Real Property.

(i)            None of Company, IAA, or IAJ owns, or has ever owned, any real property.

(ii)           Section 3(m) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property and a true and complete list of all Leases for each such Leased Real Property.  Sellers have made available to Purchaser a true and complete copy of each such Lease.  Except as set forth in Section 3(m) of the Disclosure Schedule, with respect to each of the Leases:

(A)          such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)           the transaction contemplated by this Agreement does not require the consent of any other party to such Lease;

(C)           none of Company, IAA, IAJ or, to the Knowledge of Sellers, any other party to the Lease is in material breach or default under such Lease, and, to the Knowledge of Sellers, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease;

(D)          none of Company, IAA, or IAJ has received written notice that any party to such Lease intends to cancel, not renew or terminate such Lease or to exercise or not exercise any option under such Lease; and

(E)           such Lease will not be terminated or cancelled, or Company’s, IAA’s, or IAJ’s rights thereunder diminished or impaired, or Company’s, IAA’s, or IAJ’s obligations thereunder increased, as a result of the consummation of the transactions contemplated by this Agreement.

(n)           Intellectual Property.

(i)            The Company, IAA and IAJ own or otherwise possess valid rights to use all material Intellectual Property used by them in connection with their business.  None of Company, IAA, or IAJ has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties in any material respect and none of Company, IAA, or IAJ has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company, IAA, or IAJ must license or refrain from using any Intellectual Property rights of any third party).  Except as set forth in Section 3(n)(i) of the Disclosure Schedule, to the Knowledge of Sellers, no third party has in any material respect interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of Company, IAA, or IAJ.

(ii)           Section 3(n)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to Company, IAA, and IAJ with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Company, IAA, and IAJ has made with respect to any of its Intellectual Property.  Section 3(n)(ii) of the Disclosure Schedule also identifies each material trade name, registered trademark, trade dress, unregistered trademark, registered service mark, corporate name, internet domain name and registered copyrighted work owned by Company, IAA, and IAJ in connection with any of their businesses.  Except as set forth in Section 3(n)(ii) of the Disclosure Schedule, with respect to each material item of Intellectual Property owned by Company, IAA and IAJ:

(A)          Company, IAA, and IAJ possess all right, title and interest in and to the item, free and clear of any Lien or other material restriction (other than Permitted Liens);

(B)           the item is not subject to any outstanding Order or agreement in any manner restricting the Company’s, IAA’s and IAJ’s right to transfer, use, enforce or license the item; and

(C)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Sellers, is threatened that challenges the legality, validity, enforceability, use or ownership of the item.

(iii)          Section 3(n)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Company, IAA, or IAJ uses as of the date hereof pursuant to license, sublicense, agreement or permission.  Except as set forth on Section 3(n)(iii) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in Section 3(n)(iii) of the Disclosure Schedule:

(A)          the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect in all material respects and is not terminable by any Person other than the Company, IAA or IAJ (except pursuant to the terms of such license, sublicense, agreement or permission);

(B)           no party to the license, sublicense, agreement or permission is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder;

(C)           no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(D)          as of the date hereof, none of Company, IAA, or IAJ has received written notice that any party to the license, sublicense, agreement or permission intends to cancel, not renew or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder; and

(E)           the license, sublicense, agreement or permission will not be terminated or cancelled, or Company’s, IAA’s or IAJ’s rights thereunder diminished or impaired, or Company’s, IAA’s or IAJ’s obligations thereunder increased, as a result of the consummation of the transactions contemplated by this Agreement.

(iv)          Company, IAA and IAJ have the exclusive right to file, prosecute and maintain all of their patent applications and other applications to register the Intellectual Property owned by them, and have the exclusive right to maintain their patents and other registrations and are not aware of any claim by any Person regarding title to same or derivative works of same.

(v)           Company, IAA and IAJ have taken commercially reasonable actions to maintain in the United States the Intellectual Property owned by them, including payment of all fees, annuities and all other payments which have heretofore become due to any United States Governmental Authorities with respect to the Intellectual Property, and have taken commercially reasonable steps necessary to maintain the Intellectual Property owned by them.

(vi)          None of the Company, IAA or IAJ has transferred its title in or to any copy of any computer programs or software (including source code, object code, data and databases developed or distributed by them), other than into escrow.  All computer programs and software which are distributed by the Company, IAA and IAJ  conform in all material respects with the terms of the license agreements entered into with their respective customers.

(vii)         No current or former employee, independent contractor or consultant has any interest in any Intellectual Property owned by or developed for use specifically for Company, IAA and IAJ in connection with their businesses.

(viii)        None of Company’s, IAA’s or IAJ’s rights in or to any Intellectual Property owned by or developed for use specifically for them in connection with their businesses shall be adversely affected by the execution or delivery of this Agreement by Sellers or by the performance by Sellers of any of Sellers’ obligations hereunder.

(o)           Tangible Assets.  The material tangible assets that Company, IAA, and IAJ own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice and are, in all material respects,  in good operating condition and repair (subject to normal wear and tear).

(p)           Contracts.  Section 3(p) of the Disclosure Schedule lists the following contracts and other written agreements to which either Company, IAA, or IAJ is a party as of the date hereof:

(i)            any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(ii)           any agreement (or group of related agreements) the performance of which involves consideration to be paid by the Company, IAA or IAJ in excess of $100,000 in any annual period including those agreements for the purchase of supplies, products or other personal property or receipt of services;

(iii)          any agreement concerning a partnership or joint venture;

(iv)          any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)           any agreement prohibiting the Company, IAA, or IAJ from competing or soliciting customers;

(vi)          any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of its current or former directors, officers and employees;

(vii)         any written agreement for the employment of any individual on a full-time, part-time, consulting or other basis and any non-compete, confidentiality, trade secrets or similar agreements with or by employees of Company, IAA, or IAJ;

(viii)        any agreement under which Company, IAA, or IAJ has made an advance or loan to any other Person;

(ix)           any client or customer agreement (or group of product-related agreements) which involved payments to the Company, IAA, or IAJ in excess of $175,000 for the Most Recent Fiscal Year End and any other client or customer agreement (or group of product-related agreements) reasonably expected as of the date hereof to generate payments to Company, IAA or IAJ in excess of $175,000 in fiscal 2006;

(x)            any agreement with any of the Sellers or any Affiliates thereof;

(xi)           any agreement for the sale or acquisition of a business or a portion thereof or assets relating thereto; or

(xii)          any agreement entered into outside the Ordinary Course of Business.

With respect to each agreement set forth on Section 3(p) of the Disclosure Schedule and except as otherwise disclosed on Section 3(p) of the Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable and in full force and effect in all material respects; (B) no party is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration, under the agreement; (C) no party has repudiated any provision of the agreement; (D) none of Company, IAA, or IAJ has received written notice as of the date hereof that any party to the agreement intends to cancel or terminate the agreement or to exercise or not exercise any option under the agreement; and (E) the agreement will not terminate or cancel, or none of the Company’s, IAA’s, or IAJ’s rights thereunder be diminished or impaired, or Company’s, IAA’s, or IAJ’s obligations thereunder increase, as a result of the consummation of the transactions contemplated by this Agreement.

(q)           Notes and Accounts Receivable.  All notes and accounts receivable of Company, IAA, and IAJ (i) were acquired by Company, IAA, and IAJ from bona fide sales of goods and services in the Ordinary Course of Business to Persons that are not Affiliates of Company, (ii) are reflected properly on the books and records of Company, IAA, and IAJ, and (iii) are valid receivables subject to no setoffs or counterclaims.

(r)            Powers of Attorney.  Except as set forth in Section 3(r) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Company, IAA, or IAJ.

(s)           Insurance.  Section 3(s) of the Disclosure Schedule sets forth a summary of the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) with respect to which either Company, IAA, or IAJ is a party, a named insured or otherwise the beneficiary of coverage:

(i)            the name of the insurer, the name of the policyholder and the name of each covered insured;

(ii)           the policy number and the period of coverage; and

(iii)          the scope and amount of coverage.

With respect to each such insurance policy:  (A) to the Sellers’ Knowledge, the policy is legal, valid, binding, enforceable and in full force and effect in all material respects; (B) none of Company, IAA, or IAJ or any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a  breach or default or permit termination, modification or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof.

(t)            Litigation.  Section 3(t) of the Disclosure Schedule sets forth each instance in which either Company, IAA, or IAJ (or an Employee Benefit Plan sponsored or maintained by any of the foregoing) (i) is subject to any outstanding Order or (ii) is a party or, to the Knowledge of Sellers, is threatened in writing to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

(u)           Employees.  To the Knowledge of Sellers and as of the date hereof, no executive, key employee or significant group of employees plans to terminate employment with any of Company, IAA, and IAJ during the next 12 months.  None of Company, IAA, or IAJ is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute within the past three years.  None of Company, IAA, or IAJ has committed any unfair labor practice.  To the Knowledge of Sellers, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of Company, IAA, and IAJ.

(v)           Employee Benefits.

(i)            Section 3(v) of the Disclosure Schedule lists each Employee Benefit Plan that Company and any ERISA Affiliate sponsors or maintains or to which Company and any ERISA Affiliate contribute or has any obligation to contribute, or with respect to which Company or any ERISA Affiliate has any liability (including contingent liability).

(A)          Each such Employee Benefit Plan has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation with the applicable requirements of ERISA, the Code and other applicable Laws.  Each such Employee Benefit Plan may be amended or terminated, subject only to the written terms of such Employee Benefit Plan.

(B)           Except as set forth in Section 3(v) of the Disclosure Schedule, all required reports and descriptions (including annual reports (Form 5500), summary annual reports and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.  The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

(C)           All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan on a timely basis and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Benefit Plan or accrued in accordance with GAAP and on a basis consistent with the accounting principles and procedures applied in the preparation of the Most Recent Audited Financial Statements.  All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued in accordance with such principles and procedures with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D)          With respect to each Employee Benefit Plan, the Company has delivered or made available to Purchaser a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.  Except as specifically provided in the Disclosure Schedule, the foregoing documents, or in other documents, delivered or made available to Purchaser, there are no amendments to any Employee Benefit Plan that have been adopted or approved.

(E)           Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified or is a prototype plan for which a favorable opinion letter was issued by the Internal Revenue Service and Sellers are not aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

(ii)           With respect to each Employee Benefit Plan that Company and any ERISA Affiliate maintains or has maintained at any time during the prior six (6) years or to which any of them contributes or has been required to contribute at any time during the prior six (6) years:

(A)          No such Employee Benefit Plan is a defined benefit plan (as defined in ERISA Section 3(35)) or a plan subject to Code Section 412.

(B)           There have been no Prohibited Transactions with respect to any such Employee Benefit Plan.  No Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened.

(iii)          Neither Company nor any ERISA Affiliate has ever contributed to or had any obligation to contribute to any Multiemployer Plan.

(iv)          Neither Company nor any ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has any liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees of Company, IAA, or IAJ (or any spouse or other dependent thereof) other than in accordance with COBRA.

(v)           Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment to any employee (other than those specifically provided for herein or disclosed on the Disclosure Schedule), or (B) result in any accelerated vesting or other increased benefits under the terms of any such Employee Benefit Plan.

(w)          Environmental Laws.  The representations and warranties contained in this Section 3(w) are the sole and exclusive representations and warranties of Sellers pertaining or relating to any environmental matters, including without limitation, any arising under any Environmental Laws.

(i)            Company, IAA, and IAJ have complied with all Environmental Laws.

(ii)           Without limiting the generality of the foregoing, each of Company, IAA, and IAJ has obtained and has complied with all Permits that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business.

(iii)          None of Company, IAA, or IAJ has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Company, IAA, or IAJ or their facilities arising under Environmental Laws.

(x)            Certain Business Relationships With Sellers.  Except as set forth in Section 3(x) of the Disclosure Schedule, none of Sellers or their Affiliates has been involved in any business arrangement or relationship (other than employment) with any of Company, IAA, or IAJ since July 1, 2002 and none of Sellers or their Affiliates owns any asset, tangible or intangible, which is used in the business of Company, IAA, or IAJ.

(y)           Customers.  Section 3(y) of the Disclosure Schedule lists the twenty (20) largest customers of Company for the Most Recent Fiscal Year End and sets forth opposite the name of each such customer the approximate percentage of consolidated net sales attributable to such customer during such fiscal year.  Except as set forth in Section 3(y) of the Disclosure Schedule, since the Most Recent Fiscal Year End and through the date hereof, the customers listed on Section 3(y) of the Disclosure Schedule, have not indicated that they shall stop or materially decrease the rate of buying of materials, products or services of the Company, IAA or IAJ.

4.             Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)           General.  Each of the Parties will use his, her or its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

(b)           Notices and Consents.

(i)            Sellers will cause the Company, IAA, and IAJ to give notices to third parties and to use their commercially reasonable efforts to obtain third party consents that are required under each of the agreements and contracts set forth on Section 4(b) of the Disclosure Schedule (which consents may include so-called “negative” or “implied” consents if permissible under the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended, and the rules, regulations and staff interpretation letters relating thereto) (such agreements and contracts set forth in Section 4(b) of the Disclosure Schedule collectively referred to herein as the “Consent Contracts” and individually referred to herein as a “Consent Contract”); provided, however, that the Company and Purchaser will each pay 50% of the fees, costs and expenses of third parties and the Company’s out-of-pocket expenses incurred in obtaining the required consents under such Consent Contracts (such Purchaser’s portion referred to herein as the “Purchaser Consent Costs”); further, provided, however, the Purchaser Consent Costs shall not include the fees, costs or expenses of the Company’s outside legal counsel and other advisors.

(ii)           Sellers and Purchaser agree to (A) promptly file, or cause to be promptly filed, with all appropriate Governmental Authorities any and all other notices, registrations, declarations, applications and other documents as required by Law to consummate the Acquisition and (B) thereafter diligently pursue all consents, approvals and authorizations from such Governmental Authorities as required by Law to consummate the Acquisition.

(iii)          Without limiting the generality of the foregoing, Sellers and Purchaser agree to cause each of their respective required appropriate person to

(A) promptly file, or cause to be filed, with the DOJ and the FTC the premerger notification form required pursuant to the Hart-Scott-Rodino Act and requesting early termination of the waiting period required thereunder; (B) timely respond to any and all information and document requests of the FTC and DOJ or any other Governmental Authority regarding the Acquisition; (C) promptly discuss with the other any and all comments received from any Governmental Authority regarding the Acquisition; (D) cooperate with each other in connection with such filings, responses and requests, which cooperation shall include furnishing the other with such information or documents as may be reasonably required in connection with such filings and responses; and (E) promptly notify each other of any other communications with the FTC, DOJ or any other Governmental Authority which relate to the Acquisition, and to the extent appropriate, to permit the other to participate in any conferences with the FTC, DOJ or any other Governmental Authority.  Except as otherwise provided herein, Sellers and Purchaser shall bear their own fees, costs and expenses incurred in connection with the activities described in this Section 4(b); provided, however, that Company and Purchaser will each pay 50% of the filing fee required by the Hart-Scott-Rodino Act.

(c)           Operation and Preservation of Business.  Sellers will not cause or permit any of Company, IAA, or IAJ to engage in any practice, take any action or enter into any material transaction outside the Ordinary Course of Business; provided, however, that nothing in this Agreement shall preclude the Company from making cash distributions to the Sellers, cash bonus payments to Company employees, or a payment of the Specified Henkel Options Cancellation Amount prior to the Closing or, in the event of Ibbotson’s death, extending the expiration date of any Options.  Sellers will cause each of Company, IAA, and IAJ to take commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies and relationships with Governmental Authorities, lessors, licensors, suppliers, customers and employees.  Without limiting the generality of the foregoing, except as described in Section 4(c) of the Disclosure Schedule, Sellers will not cause or permit Company, IAA, or IAJ to:

(i)            issue any capital stock (other than upon the exercise of outstanding stock options), declare, set aside, or pay any non-cash dividend or make any non-cash distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock;

(ii)           permit, allow or suffer any of its assets to be subjected to any Lien (other than Permitted Liens);

(iii)          cancel or waive any claims or rights of substantial value;

(iv)          make any non-mandated change in any method of accounting or accounting practice or policy (including, without limitation, any change in depreciation or amortization methods, policies or rates or income recognition methods);

(v)           acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(vi)          enter into, modify or amend materially, or terminate, any material contracts, leases or agreements (except for entering into, terminating, modifying or amending any of such in the Ordinary Course of Business);

(vii)         enter into any employment agreement or arrangement for any person or make, or commit to make, any payment, contribution or award under or into any pension, profit-sharing, deferred compensation or similar plan, program or trust (excluding payments of cash bonuses made prior to Closing) unless required under the terms of any Company Employee Benefit Plan and fully reserved against in the Closing Net Working Capital;

(viii)        incur any Indebtedness, except in the Ordinary Course of Business;

(ix)           incur or commit to incur any capital expenditures in excess of $25,000 in aggregate;

(x)            make any loans, advances or capital contributions to, or investments in, any other Person;

(xi)           make (unless consistent with past practices) or change any election with respect to Taxes, change any Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into a closing agreement with any taxing authority, surrender any right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action (or omit to take any action), if such election, change, amendment, agreement, settlement, surrender, consent or action or omission could have the effect of  increasing the Tax liability of the Company, IAA or IAJ after the Closing;

(xii)          enter into any strategic alliance or joint marketing arrangement or agreement;

(xiii)         make any change in the employment terms of any of its directors, officers or employees outside the Ordinary Course of Business;

(xiv)        make or authorize any change in the charter or bylaws of the Company or IAJ or the certificate of formation or limited liability agreement of IAA;

(xv)         enter into any transaction outside the Ordinary Course of Business with any stockholder, director, officer or employee (or any Affiliate of any thereof) of Company, IAA or IAJ (other than employment); or

(xvi)        otherwise engage in any practice, take any action, or enter into any transaction of the sort described in this Section 4(c).

(d)           Access.  Upon reasonable prior notification, each Seller will permit and Sellers will cause each of Company, IAA, and IAJ to permit, representatives of Purchaser (including legal counsel and accountants) to have access at all reasonable times and in a manner so as not to interfere with the normal business operations of Company, IAA, and IAJ, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to Company, IAA, and IAJ.  Purchaser will treat and hold as such any Confidential Information it receives from any of Sellers, Company, IAA, and IAJ in the course of the reviews contemplated by this Section 4(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers, Company, IAA, and IAJ all tangible embodiments (and all copies) of the Confidential Information which are in its possession, all in accordance with the terms and conditions of the Confidentiality Agreement.

(e)           Notice of Developments.  Sellers will give prompt written notice to Purchaser of any development causing a breach of any of the representations and warranties in Section 3 above.  Each Party will give prompt written notice to the others of any development causing a breach of any of his, her or its own representations and warranties in Section 2 above.  No disclosure by any Party pursuant to this Section 4(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.  In addition to the foregoing, and whether or not a breach of any representation or warranty has occurred, the Sellers will give prompt written notice to Purchaser in the event that (i) any executive, key employee or significant group of employees gives written notice of his, her or their intention to terminate his, her or their employment with the Company, (ii) any of the customers listed on Section 3(y) of the Disclosure Schedule provide notice to the Company that they intend to stop or materially decrease the rate of buying of materials, products or services of the Company, IAA or IAJ, (iii) Company, IAA or IAJ enters into any contract of the type required to be disclosed in Section 3(p) of the Disclosure Schedule, or (iv) Company, IAA or IAJ receives written notice that any party to a contract of the type required to be disclosed in Section 3(p) of the Disclosure Schedule intends to cancel or terminate such contract or to exercise or not exercise any option thereunder.

(f)            Exclusivity.  No Seller will (and Sellers will not cause or permit Company, IAA, or IAJ to), directly or indirectly, solicit, initiate, pursue or encourage (by way of furnishing information or otherwise) the submission of any proposal or offer from, or enter into any discussions, negotiations or agreements with, any Person relating to the acquisition of the Shares or any substantial portion of the assets, of Company, IAA, and IAJ (including any acquisition structured as a merger, consolidation, business combination or share exchange).  Sellers shall, within two Business Days of receipt, notify Purchaser of the submission by any Person of any bona fide proposal, offer or inquiry regarding any such alternative transaction.

(g)           Monthly Financial Statements.  Sellers shall cause Company to deliver to Purchaser (i) within thirty (30) days after the end of each month, beginning with the month ended November 30, 2005, (A) an unaudited consolidated balance sheet, income statement, and net revenue reports for Company, IAA and IAJ as of the end of such month and for the portion of the fiscal year then ended, and (B) a deferred revenue summary by product line supported by a listing by product/invoice as of the end of such month, (ii) by no later than December 19, 2005, an unaudited consolidated balance sheet, income statement, and net revenue reports for

Company, IAA and IAJ as of the month end of October 31, 2005 and for the portion of the fiscal year then ended, and (iii) by no later than December 19, 2005, a deferred revenue summary by product line supported by a listing by product/invoice as of the months ended June 30, 2005 and September 30, 2005.  Such financial statements shall be prepared in accordance with GAAP except as described in Section 3(h) of the Disclosure Schedule.

5.             Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)           General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

(b)           Litigation Support.  In the event that and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against a third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Company, IAA, or IAJ, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

(c)           Covenant Not to Compete.  For a period of five (5) years from and after the Closing Date, no Seller will engage directly or indirectly in the business of (i) selling asset allocation products and services, (ii) providing advisory or subadvisory services for any Fund (as defined below), subadvisor search and selection for Funds, Fund analysis and evaluation services, or Fund lineup analysis and evaluation services, (iii) selling financial planning or asset allocation software, (iv) selling asset allocation presentation materials or (v) publishing business valuation statistics, in each case, to financial services firms (including, without limitation, insurance companies), financial advisory firms, plan providers, plan sponsors or individuals (collectively, the “Prohibited Business”) in any geographic area; provided, however, that the foregoing shall not be deemed to prohibit any Seller from being a professor, teaching any class or course or engaging in public speaking relating to such Prohibited Business, conducting and publishing research (whether or not related to the Prohibited Business; provided, however, if related to the Prohibited Business, the fees associated with any particular research project shall not be in excess of $25,000), engaging in the business of managing a hedge or investment fund of individual securities and derivatives (including Zebra Capital Management LLC and its related funds or any successors of any of the foregoing), producing, selling or using investment software for selecting individual securities or derivatives for managing a hedge or investment fund of individual securities and derivatives, serving on any charitable or other similar board or the board of any Fund affiliated with Dimensional Fund Advisors or any successor thereto, being an expert witness or taking any government related job; provided, further, however, that no owner of less than 3% of the outstanding stock of any publicly-traded company shall be deemed to engage solely by reason thereof in any of its businesses (collectively, the “Noncompete Exclusions”).  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5(c) or Section 5(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  For purposes of the definition of Prohibited Business, “Fund” means any managed investment product, including, without limitation, an open-end mutual fund, closed-end mutual fund, variable annuity, separate account or co-mingled fund.

(d)           Non-Solicitation; Use of Name.  For the two (2) year period following the Closing Date, no Seller shall, directly or indirectly, (i) induce or attempt to induce any employee of Company, IAA, or IAJ to leave the employ of such Person, or materially and adversely interfere with the relationship between Company, IAA, or IAJ and any employee thereof or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, or other business relation of Company, IAA, or IAJ to cease doing business with any such Person, or materially and adversely interfere with the relationship between any such customer, supplier, licensee or business relation and Company, IAA, or IAJ.  In addition, for the ten (10) year period following the Closing Date, no Seller shall, directly or indirectly, use the name “Ibbotson” (or any confusing similar derivative thereof) in any commercial manner in connection with the Prohibited Business (but not including in connection with the Noncompete Exclusions).

(e)           Severance Pay Policy.  Purchaser will cause Company, IAA, and IAJ for a period of twelve (12) months following the Closing to maintain a severance pay policy no less favorable to the current employees of the Company, IAA, and IAJ than the severance pay policy described in Section 5(e) of the Disclosure Schedule.

(f)            Insurance Tail Policies.  Purchaser will maintain tail coverage for the insurance policies and for the time periods listed on Section 5(f) of the Disclosure Schedule (the “Tail Policies”).  The cost of purchasing the Tail Policies (the “Tail Coverage Costs”) will be borne by the Sellers.  In the event that the Company has not purchased the Tail Policies prior to the Closing, the Purchaser will do so promptly following the Closing, subject to receipt from Sellers of all amounts necessary to be paid to the insurers therefor.  It is the intention of the Parties hereto that the Tail Policies will cover the directors and officers of the Company as they exist prior to the Closing Date.  Purchaser agrees not to cancel any of the Company’s, IAA’s or IAJ’s prepaid insurance policies and will permit such policies to run through their respective expiration dates.

6.             Conditions to Obligation to Close.

(a)           Conditions to Purchaser’s Obligation.  The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties set forth in Section 2(a) and Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(ii)           Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

(iii)          Company shall have procured third party consents under the Consent Contracts representing not less than the Minimum Required Percentage of the Aggregate Consent Contract Deemed Revenue;

(iv)          no action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Purchaser to own Shares and to control Company, IAA, and IAJ or (D) affect adversely the right of any of Company, IAA, and IAJ to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(v)           Sellers’ Representative on behalf of the Sellers shall have delivered to Purchaser a certificate substantially in the form set forth on Exhibit B attached hereto, to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

(vi)          other than with respect to the Consent Contracts, Purchaser shall have received all authorizations, consents and approvals of Governmental Authorities described in Section 2(a) or 3(c) of the Disclosure Schedule, including early termination or expiration of the waiting period under the Hart-Scott-Rodino Act;

(vii)         Sellers and the Indemnity Escrow Agent shall have executed and delivered the Indemnity Escrow Agreement and Sellers and the Holdback Escrow Agent shall have executed and delivered the Holdback Escrow Agreement;

(viii)        Each Company Optionee shall have executed and delivered to the Company his or her Stock Option Cancellation Agreement;

(ix)           Each Seller shall have executed and delivered to Purchaser a release in the form of Exhibit G;

(x)            Purchaser shall have received all releases necessary to terminate and discharge any and all Liens (other than Permitted Liens) on the assets of the Company, IAA and IAJ;

(xi)           Company shall have terminated its line of credit with J.P. Morgan Chase;

(xii)          Purchaser shall have received certificates from each Seller, duly completed and executed by such Seller pursuant to Treasury Regulation Section 1.1445-2(b)(2), certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code; and

(xiii)         All actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser.

Purchaser may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b)           Conditions to Sellers’ Obligation.  Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties set forth in Section 2(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(ii)           Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case Purchaser shall have performed and complied with all of such covenants in all respects through the Closing;

(iii)          no action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(iv)          Purchaser shall have delivered to Sellers a certificate substantially in the form set forth on Exhibit C attached hereto, to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

(v)           Sellers shall have received all authorizations, consents and approvals of Governmental Authorities and other Persons referred to in Section 2(a)(i) and Section 3(c) above, if any;

(vi)          Purchaser and the Indemnity Escrow Agent shall have executed and delivered the Indemnity Escrow Agreement and Purchaser and the Holdback Escrow Agent shall have executed and delivered the Holdback Escrow Agreement;

(vii)         Each Company Optionee shall have executed and delivered to the Company his or her Stock Option Cancellation Agreement; and

(viii)        all actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

Sellers may waive any condition specified in this Section 6(b) on behalf of Sellers if they execute a writing so stating at or prior to the Closing.

7.             Remedies for Breaches of this Agreement.

(a)           Survival of Representations and Warranties.  All of the representations and warranties of Sellers contained in Section 3 above (other than Sections 3(a), 3(b), 3(d), 3(e), 3(g), 3(k), 3(l), 3(v) and 3(w) above) shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter; provided, however, that the representations and warranties contained in Sections 3(k), 3(l), 3(v) and 3(w) above shall survive the Closing hereunder and continue in full force and effect through the applicable statute of limitations (including any extensions thereof) plus 90 days.  All of the representations and warranties of the Parties contained in Section 2 of this Agreement and in Sections 3(a), 3(b), 3(d), 3(e) and 3(g) shall survive the Closing and continue in full force and effect for a period of ten (10) years.  Notwithstanding anything to the contrary contained herein (other than the provisions in Section 7(b)(i) regarding the survival of claims made prior to the expiration of any representation and warranty), no representations or warranties of any of the Sellers contained herein shall survive for more than ten (10) years from the Closing Date.

(b)           Indemnification Provisions for Purchaser’s Benefit.

(i)            In the event any Seller breaches any of his, her or its representations and warranties or covenants contained herein (other than the Several Seller Covenants and the representations and warranties in Section 2(a) above) and provided that a Purchaser Indemnified Person makes a written claim for indemnification against any Seller pursuant to Section 12(h) below within the survival period (if there is an applicable survival period pursuant to Section 7(a) above), then each Seller shall be jointly and severally obligated after the Closing Date to indemnify, defend and hold harmless such Purchaser Indemnified Person from and against the entirety of any Damages such Purchaser Indemnified Person may suffer through and after the date of the claim for indemnification resulting from or caused by any such breach; provided, however, that (A) Sellers shall not have any obligation to indemnify any Purchaser

Indemnified Person from and against any Damages resulting from or caused by the breach of any representation or warranty of Sellers contained in Section 3 above (other than Sections 3(b), 3(d), 3(e), 3(g) and 3(l) above to which there shall be no deductible) until the Purchaser Indemnified Persons have suffered Damages by reason of all such breaches in excess of a $375,000 aggregate deductible (after which point Sellers will be obligated to indemnify Purchaser Indemnified Person only from and against further such Damages), (B) there will be an aggregate ceiling on the obligation of Sellers to indemnify Purchaser Indemnified Persons from and against Damages resulting from or caused by breaches of the representations and warranties of Sellers contained in Section 3 above, but excluding Sections 3(b), 3(d), 3(e), 3(g) and 3(l) in an amount equal to twenty-five percent (25%) of the Aggregate Purchase Price; and (C) there will be an aggregate ceiling on the obligation of Sellers to indemnify Purchaser Indemnified Persons from and against Damages resulting from or caused by a breach of the representations and warranties of Sellers contained in Sections 3(b), 3(d), 3(e), 3(g) and 3(l) in an amount equal to one hundred percent (100%) of the Aggregate Purchase Price.

(ii)           In the event any Seller breaches any of his, her or its Several Seller Covenants or individual representations and warranties in Section 2(a) above and provided that a Purchaser Indemnified Person makes a written claim for indemnification against such Seller pursuant to Section 12(h) below within the survival period (if there is an applicable survival period pursuant to Section 7(a) above), then such Seller shall be obligated after the Closing Date to indemnify, defend and hold harmless such Purchaser Indemnified Person from and against any Damages such Purchaser Indemnified Person shall suffer through and after the date of the claim for indemnification resulting from or caused by the breach; provided, however, that there will be an aggregate ceiling on the obligation of Sellers to indemnify Purchaser Indemnified Persons from and against Damages resulting from or caused by breaches of the representations and warranties of Sellers contained in Section 2(a) above in an amount equal to such Seller’s pro rata share of one hundred percent (100%) of the Aggregate Purchase Price.

(c)           Indemnification Provisions for Sellers’ Benefit.  In the event Purchaser breaches any of its representations, warranties and covenants contained herein and provided that any Seller Indemnified Person makes a written claim for indemnification against Purchaser pursuant to Section 12(h) below within the survival period (if there is an applicable survival period pursuant to Section 7(a) above), then Purchaser agrees after the Closing Date to indemnify, defend and hold harmless each Seller Indemnified Person from and against the entirety of any Damages suffered through and after the date of the claim for indemnification resulting from or caused by any such breach; provided, however, that there will be an aggregate ceiling on the obligation of Purchaser to indemnify Seller Indemnified Persons from and against Damages resulting from or caused by breaches of the representations and warranties of Purchaser in an amount equal to fifty percent (50%) of the Aggregate Purchase Price.

(d)           Matters Involving Third Parties.

(i)            If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)           Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must, within thirty (30) days after its receipt of a Third Party Claim, admit its obligation to indemnify the Indemnified Party from and against such Third Party Claim, provide to the Indemnified Party a written acceptance of such obligation and conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(iii)          So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 7(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv)          In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with Section 7(d)(ii) above, however, (A) the Indemnified Party may defend against and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he, she or it reasonably may deem appropriate and (B) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from or caused by the Third Party Claim to the fullest extent provided in this Section 7.

(e)           Determination of Damages.  Indemnification payments under this Section 7 shall be paid by the Indemnifying Party net of any Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Damages) actually recognized by the Indemnified Party and any after-Tax proceeds from any insurance coverage actually received by the Indemnified Party and shall be adjusted to take into account the time value of money (using the Applicable Rate as the discount rate).  For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Damages from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Damages for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).  Any indemnification payments required to be made by the Indemnifying Party to the Indemnified Party under this Section 7 shall be made on an After-Tax Basis.  All indemnification payments under this Section 7 shall be deemed adjustments to the Aggregate Purchase Price to the extent permitted by Law.

(f)            Exclusive Remedy.  Purchaser and Sellers acknowledge and agree that the indemnification provisions in this Section 7 shall be the exclusive remedy of Purchaser Indemnified Persons and Seller Indemnified Persons for breaches of the representations and warranties of this Agreement; provided, however, this provision is not intended to limit a party to seek specific performance or other injunctive relief.

(g)           Purchase Price Adjustment.  Notwithstanding anything to the contrary herein, Sellers shall not be obligated to indemnify Purchaser Indemnified Persons against any Damages as a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining the Closing Net Working Capital as set forth in Section 1 hereof.

(h)           Indemnity Escrow Agreement.  At the Closing, Purchaser will deposit the Indemnity Escrow Amount with the Indemnity Escrow Agent pursuant to the terms of the Indemnity Escrow Agreement.  The deposited funds will be held in escrow for a period of eighteen (18) months and will be available to pay Damages incurred by Purchaser Indemnified Persons in accordance with Section 7 hereof as and to the extent provided herein and in the Indemnity Escrow Agreement and any such Damages shall first be paid out of the Indemnity Escrow Account until all such funds have been exhausted and only thereafter shall the Sellers be obligated to pay such Damages directly (and, in all events, subject to the limitations set forth herein).

8.             Tax Benefit Payment.

(a)           Estimated Tax Benefit Payment.  Five (5) Business Days prior to the Closing, the Sellers’ Representative shall notify Purchaser in writing of his good faith estimate of the Tax Benefit Payment (the “Estimated Tax Benefit Payment”) and shall provide Purchaser with reasonable access to the appropriate Company personnel and all supporting financial statements, work sheets and other documentation reasonably requested by Purchaser and reasonably necessary to determine the Estimated Tax Benefit Payment.  At Closing, Purchaser shall pay, as additional consideration for the Shares, the Estimated Tax Benefit Payment to the Sellers by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative for disbursement to the Sellers.

(b)           Tax Benefit Payment.  Upon the final determination of the actual Tax Benefit Payment pursuant to Section 8(c) below, Purchaser and the Sellers’ Representative shall within three (3) Business Days take the applicable action as follows:

(i)            If the Tax Benefit Payment as so determined is greater than the Estimated Tax Benefit Payment (such amount, the “Additional Tax Benefit Amount”),

Purchaser shall pay, as additional consideration for the Shares, the Additional Tax Benefit Amount, together with interest on the Additional Tax Benefit Amount from the Closing Date to the date of payment at the Applicable Rate, by wire transfer of immediately available funds to the account or accounts so specified by the Sellers’ Representative for the benefit of the Sellers.

(ii)           If the Estimated Tax Benefit Payment is greater than the Tax Benefit Payment as so determined (such amount, the “Deficit Tax Benefit Amount”), the Sellers shall pay to the Purchaser the Deficit Tax Benefit Amount, together with interest on the Deficit Tax Benefit Amount from the Closing Date to the date of payment at the Applicable Rate, in cash.

(c)           Procedures for Final Determination of Tax Benefit Amount.  Final determination and payment of the Tax Benefit Payment shall be made without regard to any claims or offsets that any Party may have asserted against any other Party.  Within sixty (60) days after the Closing Date, Sellers’ Representative shall prepare and deliver to Purchaser at Purchaser’s expense a detailed statement setting forth Sellers’ Representative’s determination of the Tax Benefit Payment.  Purchaser shall have thirty (30) days to review Sellers’ Representative’s determination of the statement of Tax Benefit Payment.  Within thirty (30) days after receipt of such document, Purchaser shall deliver to Sellers’ Representative a detailed written statement describing its objections, if any, to such determination of the Tax Benefit Payment.  If Purchaser does not raise any objections within the 30-day period, the Sellers’ Representative’s determination of the Tax Benefit Payment shall become final and binding upon all Parties.  Upon request by Purchaser at any time after receipt of the aforementioned statement, Sellers’ Representative shall promptly make available to Purchaser and its accountants and other representatives the work papers used in preparing Sellers’ Representative’s calculation of the Tax Benefit Payment and such other documents as Purchaser may reasonably request in connection with the Purchaser’s review of the calculation of the Tax Benefit Payment.  If Purchaser raises any objections to the statement of Tax Benefit Payment as prepared by Sellers’ Representative, Purchaser and Sellers’ Representative shall use reasonable efforts to resolve any such disputes.  If a final resolution is not obtained within twenty-one (21) days after Purchaser shall have submitted his written objections to Sellers’ Representative, any remaining disputes shall be resolved by an accounting firm mutually agreeable to Purchaser and Sellers’ Representative.  If Purchaser and Sellers’ Representative are unable to mutually agree on such an accounting firm within five (5) days after the expiration of said 21-day period, a “big-four” accounting firm, which has not within the last year performed services for either Purchaser or Sellers, or any of their respective Affiliates, shall be selected by lot.  The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Parties and the fees and expenses of such accounting firm shall be shared equally by Sellers and Purchaser.  The final determination, as prepared in accordance with this Section 8(c), shall be used for purposes of the final determination of the actual Tax Benefit Payment as set forth in Section 8(b).

9.             Tax Matters.  The following provisions shall govern the allocation of responsibility as between Purchaser and Sellers for certain Tax matters on and following the Closing Date:

(a)           Responsibility for Taxes.  Sellers shall be jointly and severally liable and indemnify Purchaser, Company, IAA and IAJ for all Taxes of Company, IAA and IAJ (including Taxes of any other person for which Company, IAA or IAJ is liable as a result of transferee liability, joint and several liability, under a contract, or otherwise), to the extent such Taxes are not included as a current liability (rather than any reserve for deferred Taxes established to reflect timing differences between tax and book) for purposes of computing the Closing Net Working Capital, for taxable periods (or portions of any Straddle Period) ending on or prior to the Tax Closing Date.

(b)           Allocation of Items.  For purposes of determining Taxes that relate to periods ending on or prior to the Tax Closing Date (or the portion of any Straddle Period ending on the Tax Closing Date), for purposes of determining Sellers’ requirement to indemnify for Taxes under Section 9(a) and for purposes of preparing the Tax Returns described in Section 9(b), (i) Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits or similar items or resulting from a transfer of assets shall be determined based on an interim closing of the books as of the close of business on the Tax Closing Date; (ii) all other Taxes shall be determined based on a pro rata allocation based on the number of days in the taxable period for which each party is liable for Taxes hereunder; and (iii) the Parties agree that, for all Tax purposes, any deduction, subtraction, or credit arising from or related to the Aggregate Stock Option Cancellation Payment shall be allocable in full to the period beginning on the Closing Date, and the Parties agree, and shall cause Company, IAA, and IAJ, to file all Tax Returns consistent with such allocations.

(c)           Responsibility for Filing Tax Returns.  The Sellers’ Representative shall, or shall cause the Company, IAA, or IAJ to, prepare and file all Tax Returns of Company, IAA and IAJ that are due on or prior to the Tax Closing Date, which Tax Returns shall be prepared and timely filed on a basis consistent with existing procedures for preparing such returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns.  The Sellers’ Representative shall permit Purchaser to review and comment on each such Tax Return at least twenty (20) days prior to the due date for filing such Tax Return and shall make such revisions to each such Tax Return as are reasonably requested by Purchaser.  The Sellers’ Representative shall cause Company, IAA or IAJ, as the case may be, to pay all Taxes payable with respect to such Tax Returns.  The Sellers’ Representative, at Sellers’ cost and expense, shall cause to be prepared on behalf of Company the IRS Form 1120S (and any comparable state and local S corporation Income Tax Returns (collectively “S Corporation Returns”) for the taxable year ended on the Tax Closing Date.  Each S Corporation Return shall be prepared in accordance with existing procedures and practices with respect to the treatment of specific items on the Tax Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties under applicable Tax Laws.  The Sellers’ Representative shall permit Purchaser to review and comment on each such S Corporation Return at least twenty (20) days prior to the due date for filing such S Corporation Return and shall make such revisions to each such S Corporation Return as are reasonably requested by Purchaser.  Purchaser shall cause Company, IAA and IAJ to timely file all S Corporation Returns prepared by Sellers’ Representative and timely delivered to Purchaser in accordance with this Section 9(c) and shall cause Company, IAA and IAJ to timely pay all Taxes shown as due thereon.  Purchaser shall cause Company, IAA, and IAJ to prepare and file all Tax Returns of Company, IAA, and IAJ (other than S Corporation Returns) due after the Tax Closing Date, which Tax Returns, to the extent they relate to taxable periods beginning prior to, or that include, the Tax Closing Date, and for the purpose of determining the Sellers’ liability for Taxes, shall be prepared and timely filed on a basis consistent with existing procedures for preparing such returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties under applicable Tax Laws.  Purchaser shall permit Sellers’ Representative to review and comment on each such Tax Return that relates to periods beginning prior to, or that include, the Tax Closing Date at least twenty (20) days prior to the due date for filing such Tax Return and shall make such revisions to each such Tax Return as are reasonably requested by Sellers.  Purchaser shall pay, or shall cause Company, IAA, or IAJ, as appropriate, to pay, all Taxes payable with respect to such Tax Returns.  In the event Sellers are liable under Section 9(a) for Taxes due in connection with any Tax Return filed by Purchaser, Sellers shall pay the amount of such liability to Company at least three (3) Business Days prior to the due date for filing such Tax Returns, provided that Sellers’ Representative shall have at least seventeen (17) days after receipt of such Tax Return from Purchaser in accordance with this Section 9(c) to make such payment.

(d)           Amendments and Elections.  After the Closing, Purchaser shall not, and shall not allow Company, IAA or IAJ to, without the written consent of Sellers’ Representative, (i) amend or restate any Tax Return of the Company, IAA, or IAJ for any period ending on or prior to, or that includes, the Tax Closing Date or (ii) revoke, alter or amend any election relating to Taxes that was filed by Company, IAA, or IAJ, if such action would result in an increase in liability for Taxes of Sellers, Company, IAA, or IAJ for any period ending on or prior to, or that includes, the Tax Closing Date.

(e)           Refunds and Tax Benefits.  Any Tax refunds that are received by Purchaser, Company, IAA, or IAJ, and any amounts credited against Tax to which Purchaser or Company, IAA, or IAJ become entitled, that relate to Tax periods of the Company, IAA, or IAJ or portions thereof ending on or before the Tax Closing Date and which are not included as current assets for purposes of computing the Closing Net Working Capital, shall be for the account of Sellers and Purchaser shall, or shall cause Company, IAA, and IAJ to, pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or the due date for Tax against which such refund is credited, as applicable.  In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Governmental Authority to Purchaser, Company, IAA, or IAJ of any amount accrued on the Closing Balance Sheet, Purchaser shall, or shall cause Company, IAA, and IAJ to, pay such amount to Sellers within fifteen (15) days after receipt or the due date for Tax against which such refund is credited, as applicable.

(f)            Cooperation on Tax Matters.

(i)            Purchaser and Sellers shall, and Purchaser shall cause Company, IAA, and IAJ to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return, amended Tax Return, or claim for refund of any Taxes pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser and Sellers shall, and Purchaser shall cause Company, IAA, and IAJ to, (A) retain all books and records with respect to Tax matters pertinent to Company, IAA, and IAJ relating to any taxable period beginning before the Tax Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, (B) abide by all record retention agreements entered into with any Governmental Authority and (C) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Purchaser shall, and shall cause Company, IAA, and IAJ to, or Sellers shall, as the case may be, allow the other Party to take possession of such books and records.

(ii)           Purchaser and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(g)           Tax Sharing Agreements.  Sellers shall cause all Tax sharing agreements or similar agreements with respect to or involving Company, IAA, or IAJ to be terminated as of the Tax Closing Date and Sellers shall cause Company, IAA, and IAJ to not be bound thereby or have any liability thereunder after the Tax Closing Date.

(h)           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with the purchase of Shares hereunder shall be shared 50-50 by Sellers and Purchaser, and Sellers will, and will cause Company, IAA, and IAJ to, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(i)            Tax Contests.  With respect to any Contest (as defined below), the following shall apply:

(i)            After the Closing, Purchaser shall, within twenty (20) days of the occurrence of the commencement of any Tax audit or administrative or judicial proceeding against, or of any demand or claim on (any such audit, proceeding, demand or claim relating to an asserted Tax liability is referred to herein as a “Contest”), Company, IAA, or IAJ if such Contest involves any period ending on or prior to, or includes, the Tax Closing Date, notify Sellers’ Representative in writing of such Contest.  Such notice shall contain factual information (to the extent known to Purchaser) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Government Authority in respect of any such asserted Tax liability.  If Purchaser fails to give Sellers prompt notice of an asserted Tax liability as required by this Section, then (i) if Sellers are precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then, notwithstanding anything to the contrary in this Agreement or any other agreement with any Party, Sellers shall have no obligation to indemnify Purchaser, the Company, IAA, or IAJ against any loss arising out of such asserted Tax liability, and (ii) if Sellers are not so precluded from contesting but such failure to give prompt notice results in a detriment to Sellers, then any amount which Sellers are otherwise required to pay Purchaser, the Company or any Subsidiary of Company pursuant to this Agreement with respect to such liability shall be reduced by the amount caused by such detriment.

(ii)           Except as provided in Section 9(i)(iii), Purchaser shall control any Contest in respect of any Tax Return of Company, IAA, or IAJ, provided that the Sellers’ Representative shall, at Sellers’ expense, have the non-exclusive right to participate in any Contest in connection with any Tax Return covering taxable periods, or portions thereof, of Company, IAA, or IAJ ending on or prior to the Tax Closing Date.  Purchaser shall provide Sellers’ Representative with copies of all written communications and documents received by Purchaser, Company, IAA, or IAJ from a Governmental Authority in connection with such Contest.  Purchaser shall permit Sellers’ Representative to review and comment on each written submission to a Governmental Authority in connection with such Contest, and shall make such revisions to such submissions as are reasonably requested by Sellers’ Representative.  Purchaser may not, and Purchaser shall cause the Company, IAA, and IAJ to not, settle or compromise any asserted Tax liability with respect to taxable periods, or portions thereof, ending on or prior to the Tax Closing Date without first giving written notice to Sellers’ Representative of the terms of such settlement or compromise and receiving the written consent of Sellers’ Representative to such settlement or compromise; provided, however, that consent to such settlement or compromise shall not be unreasonably withheld by Sellers’ Representative.

(iii)          Notwithstanding anything in Section 9(i)(ii) to the contrary, if any Contest relates solely to Company’s S Corporation Returns for periods ending on or prior to the Tax Closing Date, Sellers’ Representative shall control in good faith such Contest (unless such Contest relates in any way to Company’s S corporation status), provided that the Purchaser shall, at Purchaser’s expense, have the nonexclusive right to participate in any such Contest.  Purchaser shall, and shall cause the Company, IAA, and IAJ to, promptly empower (by power of attorney and such other documentation as may be appropriate) such representatives of Sellers’ Representative as Sellers’ Representative may designate to control such Contest, provided such representatives are acceptable to Purchaser in Purchaser’s reasonable judgment.  The Sellers’ Representative shall provide Purchaser with copies of all written communications and documents received by Sellers or the Sellers’ Representative from a Governmental Authority in connection with such Contest.  The Sellers’ Representative shall permit Purchaser to review and comment on each written submission to a Governmental Authority in connection with such Contest, and shall make such revisions to such submissions as are reasonably and timely requested by Purchaser.  The Sellers’ Representative may not settle or compromise any asserted Tax liability that might have the effect of increasing the Tax liability of Company, IAA or IAJ for taxable periods beginning after the Tax Closing Date without first giving written notice to Purchaser of the terms of such settlement or compromise and receiving the written consent of Purchaser to such settlement or compromise; provided, however, that consent to such settlement or compromise shall not be unreasonably withheld by

Purchaser.  If any Contest relates in any way to Company’s S corporation status, Purchaser and Sellers’ Representative shall jointly control such Contest and shall reasonably cooperate with each other with respect to such Contest, including but not limited to providing each other with copies of all written communications and documents received from a Governmental Authority relating to such Contest, causing the Company to promptly empower such representatives as each may designate (provided such representatives are acceptable to the other party in the other party’s reasonable judgment) to jointly control such Contest, and providing each other with copies of each written submission to a Governmental Authority relating to such Contest.

(j)            Adjustments.  If there is an adjustment to any Tax Return of Company, IAA, or IAJ which creates a deficiency for any Taxes for which Sellers are liable under the provisions of Section 9(a) hereof, Sellers shall pay to Purchaser the amount of such deficiency in Taxes.  No liability of Sellers under this Section 9(j) shall be payable until the occurrence of any action by any Tax authority that is final or, if not final, is acquiesced in by Sellers during the course of any audit or any proceeding relating to Taxes.  All payments required to be made by Sellers pursuant to this Section 9(j) shall be made within ten (10) Business Days of the occurrence of the event described in the immediately preceding sentence.

(k)           Not Governed by Limitations; Inconsistency.  The provisions of this Section 9 shall not be governed by the limitations contained in Section 7 and to the extent of any inconsistency between this Section 9 and Section 7(b), the provisions of this Section 9 shall control.

10.           Termination.

(a)           Termination of Agreement.  This Agreement may be terminated only as provided below:

(i)            Purchaser and Sellers’ Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)           Purchaser may terminate this Agreement by giving written notice to Sellers’ Representative at any time prior to the Closing (A) in the event any Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified Sellers’ Representative of the breach and the breach has continued without cure for a period of ten (10) days after the notice of breach, provided that such breach is capable of being cured or (B) if the Closing shall not have occurred on or before June 30, 2006, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement); and

(iii)          Sellers’ Representative may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (A) in the event Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect, any Seller has notified Purchaser of the breach and the breach has continued without cure for a period of ten (10) days after the notice of breach, provided that such breach is capable of being cured or (B) if the Closing shall not have occurred on or before June 30, 2006, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty or covenant contained in this Agreement).

(b)           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

11.           Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquisition” has the meaning set forth in the preface above.

“Additional Amount” has the meaning set forth in Section 1(c)(iii)(A).

“Additional Tax Benefit Amount” has the meaning set forth in Section 8(b).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, that an “Affiliate” of an individual shall also include such individual’s spouse and lineal descendants and any trust or other entity a majority of the beneficiaries or owners of which are such individual and/or such individual’s spouse or lineal descendants or other entities controlled by any of them or for the benefit of any of them.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“After-Tax Basis” means, with respect to any payment to be made hereunder for Damages which are specified as being due on an After-Tax Basis, the amount of such payment supplemented by a further payment so that, after deducting from such aggregate payment the amount of all Taxes required to be paid by the recipient of such amount, the balance of such payment shall be equal to the amount of such Damages.

“Aggregate Consent Contract Deemed Revenue” means the amount specified as such in Section 4(b) of the Disclosure Schedule.

“Aggregate Option Exercise Price” means $19,843,100 and is the amount of exercise price required to be paid by the Company Optionees upon the exercise of all Options.

“Aggregate Purchase Price” has the meaning set forth in Section 1(b).

“Aggregate Sellers’ Payment” means an amount equal to the Aggregate Purchase Price less the Aggregate Stock Option Cancellation Payment less the Specified Henkel Options Cancellation Amount.

“Aggregate Stock Option Cancellation Payment” means an amount equal to (a) (i) the sum of (A) the Estimated Aggregate Purchase Price plus (B) the Aggregate Option Exercise Price, (ii) divided by 187,800, and (iii) multiplied by 87,800, less (b) the Aggregate Option Exercise Price, and less (c) the Specified Henkel Options Cancellation Amount.

“Agreed Upon Accounting Principles” has the meaning set forth in Section 1(e).

“Agreement” has the meaning set forth in the preface above.

“Applicable Rate” means the annual prime rate as quoted in the Wall Street Journal from time to time.

“Business Day”  means any day, other than a Saturday, Sunday or other day on which banking institutions located in Chicago, Illinois are authorized by law or other governmental action to be closed.

“Closing” has the meaning set forth in Section 1(d).

“Closing Balance Sheet” has the meaning set forth in Section 1(e)(i).

“Closing Date” has the meaning set forth in Section 1(d).

“Closing Net Working Capital” has the meaning set forth in Section 1(e)(ii).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

“Code” means the Internal Revenue Code of 1986, as amended, or now in effect or as hereafter amended, including but not limited to, any successor or substitute federal Tax codes or legislation.

“Company” has the meaning set forth in the preface above.

“Company Optionee” or “Company Optionees” have the meaning set forth in Section 1(f).

“Confidential Information” means any information concerning the businesses and affairs of Company, IAA, and IAJ, other than information that (a) is already generally available to the public, (b) becomes publicly known through no wrongful act or omission of Purchaser or (c) is known by Purchaser without any proprietary restrictions at time of Purchaser’s receipt of such information.

“Confidentiality Agreement” means that certain confidentiality agreement entered into by Purchaser in favor of the Company dated as of September 23, 2005.

“Consent Contract” or “Consent Contracts” have the meaning set forth in Section 4(b).

“Contest” has the meaning set forth in Section 9(i).

“Damages” means all damages, dues, penalties, fines, costs, liabilities, obligations, claims, amounts paid in settlement, Taxes, losses, expenses and fees, including without limitation court costs and reasonable accounting, consulting and attorneys’ fees and other expenses of litigation, audits, administrative hearings or appeals.

“Deficit Amount” has the meaning set forth in Section 1(c)(iii)(B).

“Deficit Tax Benefit Amount” has the meaning set forth in Section 8(b).

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Purchaser on the date hereof.  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in Sections 2 and 3.

“Dispute Notice” has the meaning set forth in Section 1(e)(i).

“DOJ” means the United States Department of Justice.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental Laws” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code Section 414.

“Estimated Aggregate Purchase Price” has the meaning set forth in Section 1(c)(i).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1(c)(i).

“Estimated Tax Benefit Payment” has the meaning set forth in Section 8(a).

“Excess Deficit Amount” has the meaning set forth in Section 1(c)(iii)(C).

“Excluded Unearned Revenue” has the meaning set forth in Section 1(e).

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 3(h).

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision of any thereof and any entity, body or Governmental Authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation the IRS and PBGC and other quasi-governmental entities established to perform such functions.

“Gross-Up Payment” means an amount equal to all Taxes imposed upon Sellers as a result of the receipt of the Tax Benefit Payment to the extent that after payment of all Taxes imposed upon receipt of the Tax Benefit Payment, the recipient will be left with an amount equal to the amount set forth in clause (a) of the definition of Tax Benefit Payment.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holdback Escrow Account” means the account formed under the Holdback Escrow Agreement.

“Holdback Escrow Agent” means the escrow agent designated by the Sellers’ Representative and reasonably acceptable to Purchaser.

“Holdback Escrow Agreement” means the Holdback Escrow Agreement attached hereto as Exhibit D.

“IAA” has the meaning set forth in Section 3(a).

“IAJ” has the meaning set forth in Section 3(a).

“Ibbotson” has the meaning set forth in the preface above.

“Income Tax” means any federal, state, local or foreign income tax measured by or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Indebtedness” means (a) all indebtedness for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, (b) all obligations arising under any conditional sale or other title retention agreement with respect to acquired property or obligations secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such lien, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all capital lease obligations and (e) all guarantees of any of the items set forth in clauses (a) - (d) above.

“Indemnified Party” has the meaning set forth in Section 7(d)(i).

“Indemnifying Party” has the meaning set forth in Section 7(d)(i).

“Indemnity Escrow Account” means the account formed under the Indemnity Escrow Agreement.

“Indemnity Escrow Agent” means the escrow agent designated by the Sellers’ Representative and reasonably acceptable to Purchaser.

“Indemnity Escrow Agreement” means the Indemnity Escrow Agreement attached hereto as Exhibit E.

“Indemnity Escrow Amount” means Five Million Dollars ($5,000,000).

“Intellectual Property” means all of the following in the United States and Japan: (a) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, and Internet domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets, (f) all computer software (including source code, object code, executable code, data, databases and related documentation, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof), (g) all material advertising and promotional materials, and (h)  all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Sellers” means the actual knowledge of any of Sellers, Michael Henkel, Jack Kreger, Michael Annin, Peng Chen, Doreen Mitchell or Mark Kowalczyk after reasonable inquiry.

“Law” means any law, statute, regulation, code, enactment, ordinance, regulation, common law rule, writ, injunction, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of Company, IAA, or IAJ.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of Company, IAA, or IAJ holds any Leased Real Property.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, sublease, claim, easement, encroachment, or other charge.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, or operations of Company, IAA, and IAJ, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby or perform its obligations hereunder; provided that none of the following shall be deemed to constitute and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change:  (a) any adverse change, event, development or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Company, IAA, and IAJ, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (4) changes in GAAP, (b) the death or incapacity of Ibbotson, or (c) any existing event, occurrence or circumstance which is expressly identified in the Disclosure Schedule as an exception to this definition.

“Minimum Required Percentage” means the percentage specified as such in Section 4(b) of the Disclosure Schedule.

“Most Recent Audited Financial Statements” means the audited consolidated balance sheet, income statement, statement of shareholder’s equity and statement of cash flow of the Company, IAA and IAJ as of and for the fiscal year ended June 30, 2005.

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company, IAA and IAJ as of September 30, 2005.

“Most Recent Financial Statements” has the meaning set forth in Section 3(h).

“Most Recent Fiscal Month End” has the meaning set forth in Section 3(h).

“Most Recent Fiscal Year End” means the fiscal year ended June 30, 2005,

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Working Capital Adjustment Holdback” means Two Million Dollars ($2,000,000).

“Noncompete Exclusions” has the meaning set forth in Section 5(c).

“Option” means any option or warrant to purchase shares of capital stock of Company.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Party” or “Parties” have the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Stock Option Cancellation Amount” means an amount equal to (a) the Estimated Aggregate Purchase Price plus the Aggregate Option Exercise Price (b) divided by 187,800.

“Permits” has the meaning set forth in Section 3(k).

“Permitted Liens” means (a) liens for Taxes not yet due and payable and (b) purchase money liens and liens securing rental payments under capital lease arrangements, but, in the case of the liens described in this clause (b), only if such liens are identified in Section 3(f) of the Disclosure Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or Governmental Authority.

“Preliminary Aggregate Purchase Price” has the meaning set forth in Section 1(b).

“Prohibited Business” has the meaning set forth in Section 5(c).

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Purchaser” has the meaning set forth in the preface above.

“Purchaser Consent Costs” has the meaning set forth in Section 4(b).

“Purchaser Indemnified Persons” means Purchaser, Company, IAA, IAJ and their respective Affiliates and agents.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” or “Sellers” has the meaning set forth in the preface above.

“Seller Indemnified Persons” means each Seller and their Affiliates and the beneficiaries, agents, and trustees of any thereof.

“Sellers’ Closing Payment” means an amount equal to the Estimated Aggregate Purchase Price less the sum of (a) the Net Working Capital Adjustment Holdback plus (b) the Indemnity Escrow Amount plus (c) the Aggregate Stock Option Cancellation Payment plus (d) the Specified Henkel Options Cancellation Amount.

“Sellers’ Representative” has the meaning set forth in Section 12(o).

“Several Seller Covenants” has the meaning set forth in Section 12(a).

“Share” means any share of the issued and outstanding common stock, no par value per share, of Company.

“Sindelar” has the meaning set forth in the preface above.

“Specified Henkel Options” means the 2,000 options granted to Michael C. Henkel pursuant to that certain Stock Option Agreement dated October 24, 1995, as amended and restated by that certain Nonqualified Stock Option Agreement dated October 30, 2000 entered into by the Company in favor of Michael C. Henkel, and as extended by that certain letter agreement dated October 27, 2005 between Michael C. Henkel and the Company.

“Specified Henkel Options Cancellation Amount” means an amount in cash equal to the Company’s best estimate, as of the time of cancellation, of the aggregate of the Per Share Stock Option Cancellation Amount for each of the Specified Henkel Options less the exercise price for each such Specified Henkel Option (as set forth on Section 3(b) of the Disclosure Schedule hereto).

“Stock Option Cancellation Agreement” means the Stock Option Cancellation Agreement attached hereto as Exhibit F.

“Stock Option Cancellation Payment” means an amount in cash equal to the aggregate of the Per Share Stock Option Cancellation Amount for each such Option held by a Company Optionee less the exercise price for each such Option (as set forth on Section 3(b) of the Disclosure Schedule hereto).

“Straddle Period” means any taxable period that includes (but does not end on) the Tax Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tail Coverage Costs” has the meaning set forth in Section 5(f).

“Tail Policies” has the meaning set forth in Section 5(f).

“Target Closing Net Working Capital” means an amount equal to One Dollar ($1.00).

“Tax” means any federal, state, local, or foreign income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits, customs, duties, environmental (including taxes under Code Section 59A), social security (or similar), unemployment, value added, or other taxes of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable Law or assessed, charged or imposed by any Governmental Authority, whether or not disputed, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or imposed.  The term “Tax” shall include any liability for Taxes as a result of any transferee liability and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person whether by contract, Law, or otherwise.

“Tax Benefit” has the meaning set forth in Section 7(e).

“Tax Benefit Payment” means an amount equal to the sum of (a)(i) the lesser of (A) the aggregate adjusted basis of all the Shares held by Sellers at the close of business on the Tax Closing Date and (B) Seven Million Five Hundred Thousand Dollars ($7,500,000) if the Closing occurs on or prior to March 31, 2006 or Nine Million Five Hundred Thousand Dollars ($9,500,000) if the Closing occurs after such date multiplied by (ii) a percentage equal to the difference between (A) the sum of the highest marginal federal ordinary income tax rate applicable to any Seller plus the highest marginal state and local ordinary income tax rate applicable to any Seller and (B) the sum of the highest marginal federal income tax rate imposed on long-term capital gains applicable to any Seller with respect to the sale of Shares plus the highest marginal state and local income tax rate imposed on capital gains applicable to any Seller with respect to the sale of Shares, plus (b) the Gross-Up Payment.

“Tax Closing Date” means, with respect to Income Taxes, the day before the Closing Date, and with respect to Taxes other than Income Taxes, the Closing Date.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7(d)(i).

“Timothy Trust” has the meaning set forth in the preface above.

“Tyler Trust” has the meaning set forth in the preface above.

“Uninvoiced Accounts Receivable” has the meaning set forth in Section 1(e)(ii).

12.           Miscellaneous.

(a)           Nature of Certain Obligations.

(i)            The covenants of each Seller in Section 1(a) above concerning the sale of his, her or its Shares to Purchaser, the covenants of each Seller in Sections 5(c) and 5(d) above concerning non-competition, non-solicitation and use of the “Ibbotson” name, and the representations and warranties of each Seller in Section 2(a) above concerning the transaction are individual, and not joint or several, obligations (collectively, the “Several Seller Covenants”).  This means that the particular Seller making the representation, warranty or covenant shall be solely responsible for any Damages Purchaser may suffer as a result of any breach thereof, subject to any limitations thereon set forth in Section 7.

(ii)           The remainder of the Sellers’ representations, warranties and covenants in this Agreement are joint and several obligations.  This means that each Seller shall be responsible for the entirety of any Damages Purchaser may suffer as a result of any breach thereof, subject to any limitations thereon set forth in Section 7.

(b)           Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Purchaser and Sellers’ Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c)           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns (provided, however, the Company Optionees shall be third-party beneficiaries of Section 1(f) hereof, the Company employees shall be third-party beneficiaries of Section 5(e) hereof, and the Seller Indemnified Persons and the Purchaser Indemnified Persons shall be third-party beneficiaries of Section 7 hereof).

(d)           Entire Agreement.  This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e)           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of Purchaser and Sellers’ Representative provided, however, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one or more of its Affiliates, in which event all the rights and powers of Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate.  Any such assignment and delegation shall not release Purchaser from its obligations under this Agreement, and further Purchaser guarantees to Sellers the performance by each such Affiliate of its obligations under this Agreement.  In the event of any such assignment and delegation, the term “Purchaser” as used in this Agreement shall be deemed to refer to each such Affiliate of Purchaser where reference is made to actions to be taken with respect to the Acquisition, and shall be deemed to include both Purchaser and each such Affiliate where appropriate.

(f)            Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)           Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)           Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile transmission or electronic mail or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid and addressed to the intended recipient as set forth below:

If to Sellers: c/o Professor Roger G. Ibbotson Yale School of Management P.O. Box 208200 135 Prospect New Haven, CT 06520-8200	Copy to: William J. Bettman Vedder, Price, Kaufman & Kammholz 222 N. LaSalle St., Suite 2400 Chicago, IL 60601

If to Sellers’ Representative: c/o Professor Roger G. Ibbotson Yale School of Management P.O. Box 208200 135 Prospect New Haven, CT 06520-8200	Copy to: William J. Bettman Vedder, Price, Kaufman & Kammholz 222 N. LaSalle St., Suite 2400 Chicago, IL 60601

If to Purchaser: Morningstar, Inc. 225 West Wacker Drive Chicago, Illinois 60606 Attn: Joe Mansueto, Chairman and Chief Executive Officer and Richard Robbins, General Counsel	Copy to: Patrick O. Doyle Winston & Strawn LLP 35 W. Wacker Drive Chicago, Illinois 60601

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)            Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.  Any action or proceeding seeking to enforce any provision of or based on any right arising out of or otherwise relating to, this Agreement may be brought against Sellers or Purchaser in the courts of the State of Illinois or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois and each of the parties, for itself and its shareholders, hereby submits to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in this Section 12(i) may be served on Sellers or Sellers’ Representative anywhere in the world, whether within or without the State of Illinois, by personal service or by overnight delivery service to the address herein provided for notices and on Purchaser, by overnight delivery service on the Office of the Corporate Secretary of Purchaser or pursuant to the notice provisions contained in Section 12(h) (Purchaser, hereby irrevocably designating such offices its agents for such service).

(j)            Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Sellers’ Representative.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)            Expenses.  Except as otherwise provided herein, Purchaser will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Except as otherwise provided herein, the Company will bear its own and the Sellers’ costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby and all such costs and expenses, to the extent not previously paid, shall be reflected on the Closing Balance Sheet and, therefore, shall have the effect of reducing the Closing Net Working Capital and Aggregate Purchase Price.

(m)          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(n)           Incorporation of Exhibits, Annexes and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o)           Sellers’ Representative.  Each of Sellers hereby irrevocably constitutes and appoints Roger Ibbotson (or, in the event Roger Ibbotson dies, becomes disabled or is no longer able or willing to serve in such capacity, then Jody L. Sindelar), acting singly, as his, her or its true and lawful agent, proxy and attorney-in-fact (“Sellers’ Representative”) and authorizes the Sellers’ Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing reasonably necessary or desirable to be done in connection with the Acquisition and other transactions contemplated hereby, as fully to all intents and purposes as such Seller might or could do in person, including, without limitation, for the purposes of:  (i) performing the duties of Sellers’ Representative as set forth in this Agreement; (ii) executing, on behalf of such Seller, any stock powers necessary to transfer to Purchaser his, her or its respective Shares; (iii) accepting from Purchaser the payment of the Aggregate Purchase Price (including without limitation the Estimated Aggregate Purchase Price) and distributing to each Seller his, her or its respective portion of such funds; (iv) receiving any notice required or desired to be given to Sellers by Purchaser pursuant to this Agreement; (v) changing the time, date or place of the Closing; (vi) granting any consent or waiver required or desired of Sellers by Purchaser pursuant to this Agreement; (vii) making, executing and acknowledging any amendment to this Agreement which he, in the exercise of his sole discretion, considers necessary or advisable; (viii) terminating or agreeing to terminate this Agreement; (ix) representing Sellers in connection with any indemnification related matter, including disputing or settling any claim by Purchaser (other than individual indemnification matters relating to Section 2(a) hereof); (x) determining the presence (or absence) of claims for payment pursuant to this Agreement or any agreement executed in connection herewith; (xi) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as the Sellers’ Representative reasonably deems necessary or prudent in connection herewith; and (xii) taking any action and executing all documents and delivering all documents contemplated by this Agreement and any other instruments which Sellers’ Representative may deem necessary or advisable to accomplish the purposes of this Agreement.  Each Seller hereby grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act as is described under this Section 12(o), as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Sellers’ Representative has lawfully done consistent herewith and may lawfully do or cause to be done by virtue hereof.  Each Seller hereby agrees, by executing this Agreement, that the foregoing agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity or bankruptcy of such Person.  Each Seller hereby acknowledges and agrees that upon execution of this Agreement, any delivery by the Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate of other documents executed by the Sellers’ Representative in accordance with this Section 12(o) or any decisions made by the Sellers’ Representative in accordance with this Section 12(o), shall be binding on such Person as fully as if such Person had executed and delivered such documents or made such decisions.  The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received by the Sellers’ Representative on behalf of a Seller.  The Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it under this Agreement or any other agreement executed in connection herewith or therewith, except that the Sellers’ Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct.  The Sellers’ Representative shall not be liable to any Seller for any apportionment or distribution of payments made by it in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers, as applicable, any payment in excess of the amount to which they are determined to have been entitled pursuant to this Agreement.  The actions of Sellers’ Representative are fully and completely binding and Purchaser is entitled to rely upon the provisions of this Section 12(o).

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MORNINGSTAR, INC.

By:	/s/ Joe Mansueto

Title: CEO

/s/ Roger G. Ibbotson
Roger G. Ibbotson

/s/ Jody L. Sindelar
Jody L. Sindelar

THE TIMOTHY IBBOTSON-SINDELAR SPRAY TRUST

By:	/s/ Jody L. Sindelar
Jody L. Sindelar, Trustee

By:	/s/ J. Scott Sindelar
J. Scott Sindelar, Trustee

THE TYLER IBBOTSON-SINDELAR SPRAY TRUST

By:	/s/ Jody L. Sindelar
Jody L. Sindelar, Trustee

By:	/s/ J. Scott Sindelar
J. Scott Sindelar, Trustee